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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A

                                AMENDMENT NO. 1

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 7, 1998

                          LEVEL 3 COMMUNICATIONS, INC.

             (Exact name of registrant as specified in its charter)

        Delaware                    0-15658                  47-0210602
(State or other jurisdiction  (Commission File Number)     (IRS Employer
    of incorporation)                                   Identification Number)

                               3555 Farnam Street
                                Omaha, NE 68131
             (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (402) 536-3624

                            Peter Kiewit Sons', Inc.
          (Former name or former address, if changed from last report)

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                               EXPLANATORY NOTE

  The following is an amendment and restatement of the Current Report on Form 8-K originally filed by the registrant on April 16, 1998.

ITEM 5. OTHER EVENTS

1. INFORMATION FOR SECURITY HOLDERS

  The registrant, Level 3 Communications, Inc. (the "Company" or "Level 3") is filing this Current Report at its option to provide the following information concerning the Company not otherwise called for by Form 8-K that may be of importance to security holders. Capitalized terms used in this Current Report without definition have the meaning ascribed to those terms under the heading "Glossary of Terms."

  Level 3 engages in the information services, communications and coal mining businesses through ownership of operating subsidiaries and substantial equity positions in public companies. In late 1997, the Company announced a plan (the "Business Plan") to increase substantially its information services business and to expand the range of services it offers by building an advanced, international, facilities-based communications network based on Internet Protocol ("IP") technology.

HISTORY

  The Company was incorporated as Peter Kiewit Sons', Inc. in Delaware in 1941 to continue a construction business founded in Omaha, Nebraska in 1884. In subsequent years, the Company invested a portion of the cash flow generated by its construction activities in a variety of other businesses. The Company entered the coal mining business in 1943, the telecommunications business (consisting of MFS Communications Company, Inc. ("MFS") and, more recently, an investment in C-TEC Corporation ("C-TEC") and its successors RCN Corporation, Commonwealth Telephone Enterprises, Inc. and Cable Michigan, Inc.) in 1988, the information services business in 1990 and the alternative energy business, through CalEnergy Company, Inc. ("CalEnergy"), in 1991. Level 3 also has made investments in several development-stage ventures.

  In the last three years, the Company has distributed to its stockholders a portion of its telecommunications business, split off its construction business and sold its investments in the alternative energy sector. In 1995, the Company distributed to the holders of Class D Stock (as defined) all of its shares of MFS. In the seven years from 1988 to 1995, the Company invested approximately $500 million in MFS; at the time of the distribution to stockholders in 1995, the Company's holdings in MFS had a market value of approximately $1.75 billion. In December 1996, MFS was purchased by WorldCom, Inc. ("WorldCom") in a transaction valued at $14.3 billion.

  In December 1997, the Company's stockholders ratified the decision of the Board to effect the separation of the construction and mining management business from the Company's other businesses (the "Split-Off"). As a result of the Split-Off, which was completed on March 31, 1998, the Company no longer owns any interest in the Construction Group (as defined). In conjunction with the Split-Off, the Company changed its name to "Level 3 Communications, Inc.," and PKS Holdings, Inc. ("New PKS"), the company formed in the Split-Off to hold the Construction Group's business, changed its name to "Peter Kiewit Sons', Inc."

  In January 1998, the Company completed the sale to CalEnergy of its energy investments, consisting primarily of a 24% equity interest in CalEnergy. The Company received proceeds of approximately $1.16 billion from this sale, and as a result expects to recognize an after-tax gain of approximately $324 million in 1998.

BUSINESS PLAN

  Since late 1997, the Company has substantially increased the emphasis it places on and the resources devoted to its communications and information services business. The Company intends to become a facilities-based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services) of a broad range of integrated communications services. To reach this goal, the Company plans to expand substantially the business of its subsidiary PKS Information Services, Inc. ("PKSIS") and to create, through a combination of construction, purchase and leasing of facilities and other assets, an international, end-to-end, facilities-based communications network (the "Level 3 Network"). The Company is designing the Level 3 Network based on IP technology in order to leverage the efficiencies of this technology to provide lower cost communications services.

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  Market and Technology Opportunity. The Company believes that, as technology advances, a comprehensive range of both consumer and business communications and information services will be provided over networks utilizing IP technology. These services will include traditional voice services and fax transmission, as well as other data services such as Internet access and virtual private networks. The Company believes this shift has begun, and over time should accelerate, for the following reasons:

  . Efficiency. As a packet-switched technology, IP technology generally uses network capacity more efficiently than the traditional circuit-switched public switched telephone network (the "PSTN"). Therefore, certain services can be provided for lower cost over a network using IP technology, particularly those services which are not timing sensitive, such as e-mail and file transfer.

  . Flexibility. IP technology is based on an open protocol (a non-proprietary, published standard) which allows for market driven development of new uses and applications for IP networks. In contrast, the PSTN is based on proprietary protocols, which are governed and maintained by international standards bodies that are generally controlled by government-affiliated entities.

  . Improving Technologies. The Company believes that IP's open protocol will likely lead to technological advances that will address the problems currently associated with IP-based applications, including the difficulty achieving seamless interconnection with the PSTN, latency (delay through the network which can negatively affect timing sensitive communications such as voice and fax) and concerns about adequate security and reliability.

  . Standardized Interface. Web browsers (developed for the Internet and usable with many IP networks) can provide a standardized interface to data and applications on an IP network and thus make it easier for end users to access and use these resources.

  Level 3's Strategy. The Company seeks to capitalize on the benefits of IP technology by pursuing the Business Plan. Key elements of the Company's strategy include:

  . Deploy an Advanced Network Infrastructure. The Company is creating the
    Level 3 Network, an advanced, international, facilities-based communications network based on IP technology, through a combination of construction, purchase and lease of network assets. Level 3 is designing its network to provide high quality communications services at lower cost and to incorporate more readily future technological improvements relative to older, less adaptable networks.

  . Provide Seamless Interconnection to the PSTN. The Company is developing technology to allow seamless interconnection of the Level 3 Network with the PSTN. A seamless interconnection will allow customers to use the Company's IP-based services, including voice and fax, without modifying existing telephone and fax equipment or existing dialing procedures (that is, without the need to dial access codes or follow other similar special procedures).

  . Offer a Comprehensive Range of Services. As the Business Plan is implemented, the Company intends to provide a comprehensive range of communications services over the Level 3 Network including private line, collocation, Web hosting, Internet access, virtual private network and voice and fax transmission services.

  . Accelerate Market Roll-out. In order to begin the implementation of the Business Plan as rapidly as possible and enable the Company to begin offering services in late 1998, the Company has leased approximately 8,300 miles of capacity over a new fiber optic network under construction in North America. This leased line network will be displaced over time by an intercity network owned by the Company.

  . Expand Target Market Opportunities. The Company will use a direct sales force to address large businesses. In addition, the Company will use alternative distribution channels to gain access to a substantially larger base of potential customers than the Company could otherwise initially address through its direct sales force. Through the combination of a direct sales force and alternative distribution channels, the Company believes that it will be able to increase more rapidly revenue-producing traffic on its network.

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  . Develop Advanced Business Support Systems. The Company has begun to develop a substantial, scalable business support system ("BSS") infrastructure specifically designed to enable the Company to offer services efficiently to its targeted customers.

  . Leverage Existing Information Services Capabilities. The Company intends to expand its existing capabilities in computer network systems integration, consulting, outsourcing and software reengineering, with particular emphasis on the conversion of legacy software systems to systems that are compatible with IP networks and Web browser access.

  . Attract and Motivate High Quality Employees. The Company has developed programs designed to attract and retain sufficient numbers of employees with the technical skills necessary to implement the Business Plan. The programs include the Company's Shareworks program and its Outperform Stock Option program.

  Competitive Advantages. The Company believes that it has the following competitive advantages that will assist it in implementing the Business Plan:

  . Experienced Management Team. Level 3 has assembled a management team that it believes is well suited to implement the Business Plan. Most of Level 3's senior management were involved in leading the development and marketing of products offered by other telecommunications companies, the design, construction and management of intercity and metropolitan networks as well as the deployment of international networks.

  . Opportunity to Create a New Network Infrastructure. Since the Level 3
    Network will be newly designed, the Company will be able to design and deploy a communications network that takes advantage of recent innovations, contains many features that are not present in older communications networks and provides flexibility to incorporate future developments and innovations. For example, Level 3 is designing and will construct its intercity fiber optic network using multiple conduits. The Company believes that this will allow it to deploy future technological innovations in fiber optic cable and expand capacity. In addition, the Company is maximizing the use of open, non-proprietary interfaces in the design of its network software and hardware. This approach is intended to allow lower-cost improvements to these network assets.

  . Integrated End-to-End Network Platform. Level 3's strategy is to deploy network infrastructure in major metropolitan areas and to link these networks with significant intercity networks in North America and Europe. The integration of the local and intercity networks will enable the Company to expand the scope and reach of its "on-net" customer coverage, as well as facilitate the uniform deployment of technological innovations as the Company manages its future upgrade paths.

  . Development of Advanced Business Support Systems. The Company has begun to develop a substantial, scalable business support system infrastructure specifically designed to enable the Company to offer services efficiently to its targeted customers. The Company believes that it has the opportunity to develop a competitive advantage relative to traditional telecommunications companies which often operate extensive legacy business support systems with compartmentalized architectures that limit their ability to scale rapidly and introduce enhanced services and features.

  . Systems Integration Capabilities. The Company currently offers computer outsourcing and systems integration services. The Company believes that its ability to offer these services, particularly services relating to allowing a customer's legacy systems to be accessed with Web browsers, will provide additional opportunities for selling the products and services to be offered under the Business Plan.

THE LEVEL 3 NETWORK

  An important element of the Business Plan is the development of the Level 3 Network, an international, end-to-end network optimized for IP technology. The Company will initially offer its communications services using local and intercity facilities that are leased from third parties to enable the Company to offer services during

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the construction of its own facilities. Over time, the portion of the
Company's network that is owned by the Company will increase and the portion of the facilities leased will decrease. Over the next four to six years, the Company's network is expected to encompass (i) backbone facilities in approximately 40 North American markets, (ii) leased backbone facilities in approximately 10 additional North American markets, (iii) an intercity network covering approximately 15,000 miles in North America, (iv) backbone facilities in approximately 13 European and 4 Asian markets and (v) an intercity network covering approximately 2,000 miles across Europe. For a discussion of the risks associated with the deployment of the Level 3 Network, see "Risk Factors--Difficulties in Constructing, Operating and Upgrading the Level 3 Network."

  Intercity Network. The Company's approximately 15,000 mile fiber optic intercity network in North America (the "North American Intercity Network") will consist of the following:

  . Rights-of-Way ("ROW") from a number of third parties including railroads, highway commissions and utilities. The Company intends to procure these rights from sources which maximize the security and quality of the Company's installed network. On April 2, 1998, the Company announced that it had reached a definitive agreement with Union Pacific Railroad Company ("Union Pacific") granting Level 3 the use of approximately 7,800 miles of ROWs along Union Pacific's rail routes for the construction of the North American Intercity Network. The Company expects that the Union Pacific agreement will satisfy substantially all of its anticipated ROW requirements west of the Mississippi River and approximately 50% of the ROW requirements for the North American Intercity Network.

  . Multiple conduits connecting approximately 50 North American cities. The
    Company believes that the availability of spare conduit will allow it to deploy future technological innovations and expand capacity in a more rapid and cost-effective manner.

  . Initial installation of optical fiber strands designed to accommodate dense wave division multiplexing transmission technology. This fiber allows deployment of equipment which transmits signals on 32 or more individual wavelengths of light per strand, thereby significantly increasing the capacity of the Company's network relative to older networks which generally use optical fiber strands that transmit fewer wavelengths of light per strand.

  . High speed SONET transmission equipment employing self-healing protection switching and designed for high quality and reliable transmission.

  . A design that maximizes the use of open, non-proprietary hardware and software interfaces to allow less costly upgrades as hardware and software technology improves.

  The Company intends to provide initial service over a leased line network which is currently being deployed. On March 23, 1998, the Company and Frontier Communications International Inc. ("Frontier") entered into an agreement (the "Frontier Agreement"), enabling the Company to lease capacity on Frontier's new 13,000 mile SONET fiber optic, IP-capable network, for a period of up to five years. The leased network will initially encompass approximately 8,300 miles of OC-12 network capacity, initially connecting 15 of the larger cities across the United States. While requiring an aggregate minimum payment of $165 million over its five-year term, the Frontier Agreement does not impose monthly minimum consumption requirements on the Company, allowing the Company to order, alter or terminate circuits as it deems appropriate.

  This leased line network will be displaced over time by an intercity network owned by the Company. Deployment of the North American Intercity Network will be accomplished through simultaneous construction efforts in multiple locations, with different portions being completed at different times. The North American Intercity Network is expected to be completed by the end of 2001.

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  The following diagram depicts the currently planned North American Intercity
Network when fully constructed:

                  [DIAGRAM OF UNITED STATES SHOWING PLANNED
                       NORTH AMERICAN INTERCITY NETWORK
                                 APPEARS HERE]

  The Company also intends to deploy an approximately 2,000 mile fiber optic intercity network in Europe with characteristics similar to those of the North American Intercity Network. As is the case with the North American Intercity Network, the Company will provide initial service in Europe over a leased line network that will be displaced over time by the intercity network owned by the Company. In Asia, the Company intends to provide service over a leased line network.

  Local Market Infrastructure. The Company's local facilities will include fiber optic networks, in a SONET ring configuration, connecting Level 3's intercity network gateway sites to ILEC central offices, long distance carrier POPs, buildings housing communication-intensive end users and Internet peering and transit facilities.

  The Company is establishing 30,000 to 80,000 square foot gateway sites in 15 of the larger U.S. cities, with smaller facilities in 35 other cities. These facilities are being designed to house the Company's transmission and IP routing/switching facilities and to accommodate collocation of equipment by high-volume Level 3 customers, such as ISPs, in an environmentally controlled, secure site with direct access to the Level 3 Network. The Company has entered into leases for gateway sites in New York City, Washington, D.C., Philadelphia, Atlanta, Dallas, Houston, Chicago, Detroit, Denver, Seattle, San Francisco, San Jose, Los Angeles and San Diego, and the Company is negotiating a lease for such a facility in Boston. By the end of 1998, the Company expects to offer a limited set of services (special access and private line, collocation, Web hosting and Internet access) at its gateway sites in these cities.

  Initial construction of the network in the largest 15 cities is expected to be completed in the first and second quarter of 1999, with phased completion of the U.S. local infrastructure occurring by 2001.

  As of March 31, 1998, the Company had submitted applications for collocation in 56 ILEC central offices in 15 cities; the Company is currently engaging in construction in 52 of these central offices. The Company has initiated interconnection negotiations with each of the RBOCs.

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  The Company is currently in negotiations for master leases with CLECs and
ILECs to obtain leased capacity from those providers so that the Company can provide its clients with local transmission capabilities before its own local networks are complete and in locations not directly accessed by the Company's owned facilities.

  IP Network and Interconnection. The Company is designing the Level 3 Network to be optimized for IP-based communications, rather than circuit-switch based communications such as that utilized by the PSTN. The network is being designed to provide the Company with the ability to adapt its facilities, hardware and software to future technology developments in packet-switch based communications systems.

  There are many IP networks currently in operation. While generally adequate for data transmission needs, these networks usually are not configured to provide the voice quality, real-time communications requirements of a traditional telephone call. With current technology, this quality can only be achieved by providing a substantial cushion of communications capacity. Existing voice-over IP services generally require a combination of substantial capacity and either customized end-user equipment or the dialing of "access codes" or the following of other special procedures to initiate a call. There are also concerns about the reliability and security of existing IP-voice networks.

  The Company is developing technology to enable it to transmit traffic seamlessly between its own router-based IP network and the circuit-based PSTN. This technology is expected to provide the Level 3 Network with the same ubiquity of the PSTN. Specifically, the Company's technology is expected to provide Level 3 with (i) the ability to originate PSTN telephone traffic from an ILEC's switch (when the origination point is not on the Level 3 Network),
(ii) route the traffic over the Level 3 Network and (iii) deliver the traffic either (a) directly to its destination (if the destination is on the Level 3 Network) or (b) to an interconnection point where the traffic is transferred back to the PSTN (the routing of traffic to this interconnection point will be determined based on a least-cost routing criteria). When this capability is fully developed, Level 3 expects to be able to obtain the benefits of packet-switch based communications protocols on its network, while allowing its customers to use their existing equipment, telephone numbers and dialing procedures without additional access for routing the call to the Level 3 Network. Level 3 believes that by building its own network with significant excess capacity and the latest technological advances in network design and equipment and having the ability to route calls over the PSTN in the event of service disruptions, the other significant issues associated with IP-voice transmission (latency, reliability and security) should be satisfactorily addressed.

  On April 23, 1998, the Company acquired XCOM Technologies, Inc. ("XCOM"), a privately held company located in Cambridge, Massachusetts. XCOM has developed technology which the Company believes will provide certain key components necessary for the Company to develop an interface between its IP-based network and the PSTN. In 1997, XCOM had revenues of approximately $3 million. See "Risk Factors--Need to Develop Voice Technology for IP Networks."

COMMUNICATION AND INFORMATION SERVICES

  In connection with the Business Plan, the Company is substantially increasing the emphasis it places on and the resources devoted to its communications and information services business. The Company intends to build on the strengths of its information services business and the benefits of the Level 3 Network to offer a broad range of other services to business and other end users.

  Level 3 currently offers, through its subsidiary PKSIS, computer operations outsourcing and systems integration services to customers located throughout the United States as well as abroad. The computer outsourcing services offered by the Company include networking and computing services necessary for older mainframe-based systems and newer client/server-based systems. The Company provides its outsourcing services to clients that want to focus their resources on core businesses, rather than expend capital and incur overhead costs to operate their own computing environments. Level 3 believes that it is able to utilize its expertise and

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experience, as well as operating efficiencies, to provide its outsourcing customers with levels of service equal to or better than those achievable by the customers themselves, while at the same time reducing the customers' cost for such services. This service is particularly useful for those customers moving from older computing platforms to more modern client/server networks.

  The Company's systems integration services help customers define, develop and implement cost-effective information services. In addition, the Company offers reengineering services that allow companies to convert older legacy software systems to modern networked computing systems, with a focus on reengineering software to enable older software application and data repositories to be accessed by Web browsers over the Internet or over private or limited access IP networks. Through its Suite 2000SM line of services, the Company provides customers with a multi-phased service for converting programs and applications so that date-related information is accurately processed and stored before and after the year 2000. The Company also provides customers with a combination of workbench tools and methodologies that provide a complete strategy for converting mainframe-based application systems to client/server architecture, while at the same time ensuring Year 2000 compliance. See "Risk Factors--Year 2000 Issues."

  As the Business Plan is implemented, the Company intends to offer a comprehensive range of communications services, including the following:

  . Special Access and Private Line. Special access and private line services are established as a permanent physical connection between locations for the exclusive use of the customer. The Company intends to offer the following types of special access and private line services:

    . Carrier-to-Carrier Special Access. This type of link connects carriers (long distance providers, wireless providers, ILECs and CLECs) to other carriers.

    . End-user to Long Distance Provider Special Access. This type of link connects an end-user, such as a large business, with the local POP of its chosen long distance provider.

    . Private Line. This type of link is a dedicated line connecting two end-user locations for voice and data applications, including ISPs.

   The Company expects that its local special access and private line services will be initially available at transmission speeds from 64 kbps to 45 Mbps and its long distance services will be offered at speeds from 64 kbps to 45 Mbps. The Company intends initially to market its special access and private line services to medium to large corporate customers, resellers and ISPs.

  . Collocation. The Company intends to offer its customers and other service providers the ability to locate their communications and networking equipment at Level 3's gateway sites in a safe and secure technical operating environment. The demand for these collocation services has increased as companies expand into geographic areas in which they do not have appropriate space or technical personnel to support their equipment and operations. At its collocation sites, the Company will provide customers with AC/DC power, optional UPS power, emergency back-up generator power, HVAC, fire protection and security. Level 3 will also provide high-speed, reliable connectivity to the Level 3 Network and other networks, including both local and wide area networks, the PSTN and Internet. These sites will be monitored and maintained 24 hours a day.

  . Internet Access. The Company plans to offer Internet access to business customers, other carriers and ISPs. These services will include high-capacity Internet connections ranging from 33.6 kbps to 45 Mbps. The Company is seeking full peering arrangements with several existing Internet providers that, when in place, will allow Level 3 to provide superior Internet throughput to its customers relative to other providers which must exchange Internet traffic at the increasingly congested MAEs and NAPs.

  . Web Hosting. The Company plans to offer three categories of Web hosting services. First, the Company intends to offer small to large businesses the opportunity to collocate Web-server computers, owned by such businesses at the Company's larger gateway sites enabling them to take advantage of the marketing, customer service, internal company information ("intranets") and other benefits offered by such Web

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    presence. By collocating its Web-server at a Company facility, a customer will have the ability to deploy a high-quality, high-reliability Internet presence without investing capital in data center space, multiple high-speed connections or other capital intensive infrastructure. Although the customer will be responsible for maintaining the content and performance of its server, the Company's technicians will be available to monitor basic server operation. Second, the Company plans to offer customers use of Level 3 Web-server computers, services, support staff, and the redundant infrastructure consisting of multiple routers and connections to Internet backbones. Third, the Company plans to offer IP Services such as email, news feeds and Domain Name Services (DNS).

  . Virtual Private Network ("VPN"). Many companies have private data communication networks, which are often referred to as wide area networks ("WANs") and built on expensive leased lines, to transfer proprietary data between office locations. Additionally, many companies require that their employees have remote access to these private networks from home or while traveling. The Level 3 Network will offer companies a cost-effective replacement alternative to WANs through VPNs, which are meant to provide secure transmission of private IP traffic using shared network capacity. VPN products are also the basis for offering intranet and extranet service. Intranets are corporate/organizational networks that rely on Internet-based technologies to provide secure links between corporate offices. Extranets can expand these networks to selected business partners through secured links on the shared network capacity. Increasingly, companies are finding that intranets and extranets can enhance corporate productivity more easily and less expensively than proprietary systems. After sufficient deployment of the Level 3 Network has been achieved, the Company intends to offer VPN services, enabling the Company's customers to connect multiple locations with IP-based technology at defined levels of quality, reliability and security.

  . Voice. The Company seeks to offer voice services, including both real-time voice and fax transmission services, which are accessed using existing telephone and fax equipment and existing dialing procedures. The Company expects that these services will be offered at a quality level equal to that of the PSTN. For a discussion of the Company's efforts to develop the technology to provide these voice services, see "--The Level 3 Network--IP Network and Interconnection."

  The Company currently expects to offer special access and private line, collocation, Web hosting and Internet access at the largest 15 U.S. cities by the end of 1998.

DISTRIBUTION STRATEGY

  The Company's distribution strategy is to utilize a direct sales force as well as alternative distribution channels. Through the combination of a direct sales force and alternative distribution channels, the Company believes that it will be able to more rapidly access markets and increase revenue-producing traffic on its network. To implement its distribution strategy, the Company is developing an in-house direct sales force and has identified a variety of possible alternative distribution channels.

  The Company intends to utilize its direct sales force to market its products and services directly to large communications-intensive businesses. In addition, the direct sales force will target national and international accounts. These communications-intensive customers would typically be connected directly to the Level 3 Network using unswitched, dedicated facilities.

  As part of its distribution strategy, the Company has identified several potential alternative distribution channels. These include agents, resellers and wholesalers.

  . Agents are independent organizations that would sell Level 3's products and services under the Level 3 brand name to end-users in exchange for revenue based commissions. The Company intends to identify agents that generally would be focused on specific market segments (such as small and medium sized businesses) and have existing customer bases. Sales through this alternative distribution channel would require Level 3 to provide the same type of services that would be provided in the case of sales through

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    its own direct sales force such as order fulfillment, billing and collections, customer care and direct sales management.

  . Resellers are independent companies that would purchase Level 3's products and services and then "repackage" these services for sale to their customers under their own brand name. The Company believes that resellers would require access to certain of the Company's business operating systems in connection with the sale of the Company's services to the resellers' customers. Sales through this distribution channel generally would not require Level 3 to provide order fulfillment, billing and collection and customer care.

  . Wholesalers are independent companies that would purchase from the Company unbundled network and service capabilities in large quantities in order to market their own products and services under a brand name other than Level 3. The Company believes that wholesalers would have minimal dependence on the Company's business support systems in connection with the sale of services to their customers.

The Company anticipates that participants in its alternative distribution channels will sell services directly to medium and small businesses and consumers. The Company expects these medium and small businesses and consumers to access the Level 3 Network by using local switched services that are provided by CLECs or ILECs or by utilizing newly emerging alternatives including various Digital Subscriber Line (DSL) modem technologies, cable modems and wireless access technologies.

BUSINESS SUPPORT SYSTEM

  In order to pursue its direct sales and alternative distribution strategies, the Company is developing a set of integrated software applications designed to automate the Company's operational processes. Through the development of a robust, scaleable BSS, the Company believes that it has the opportunity to develop a competitive advantage relative to traditional telecommunications companies. Whereas traditional telecommunications companies operate extensive legacy business support systems with compartmentalized architectures that limit their ability to scale rapidly and introduce enhanced services and features, the Company is developing a BSS with an architecture designed to maximize both reliability and scaleability. The Company has entered into an agreement with a third party to provide systems integration services in connection with the development of the Company's BSS. See "Risk Factors-- Development of Effective Processes and Systems."

Key design requirements for the BSS development program are:

  . integrated modular applications to allow the Company to upgrade specific applications as new products are available;

  . a scaleable architecture that will allow certain functions that would otherwise have to be performed by Level 3 employees to be performed by the Company's alternative distribution channel participants;

  . phased completion of software releases designed to allow the Company to test functionality on an incremental basis;

  . ""Web enabled" applications so that on-line access to all order entry, network operations, billing, and customer care functions is available to all authorized users, including Level 3's customers and resellers;

  . use of a three-tiered, client/server architecture that is designed to separate data and applications, and is expected to enable continued improvement of software functionality at minimum cost; and

  . maximum use of pre-developed or "shrink wrapped" applications, which will interface to the selected enterprise resource planning (ERP) suite.

  The Company expects that the first release of the BSS, currently scheduled for the end of 1998, will contain functionality necessary to support the set of services to be offered at that time. See "--Communication and Information Services." Subsequent releases are scheduled to support the planned rollout of the complete set of the Company's services.

INTERCONNECTION AND PEERING

  As a result of the Telecommunications Act of 1996 (the "Telecom Act"), properly certificated companies may, as a matter of law, interconnect with ILECs on terms designed to help ensure economic, technical and administrative equality between the interconnected parties. The Telecom Act provides, among other things, that ILECs must offer competitors the services and facilities necessary to offer local switched services. See "--Regulation."

  The Company is currently negotiating agreements for the interconnection of the Level 3 Network with the networks of the ILEC covering each market in which the Company is constructing its network. The Company may be required to negotiate new or renegotiate existing interconnection agreements as Level 3 enters new markets in the future.

  Peering agreements between the Company and ISPs will be necessary in order for the Company to exchange traffic with those ISPs without having to pay transit costs. The basis on which the large national ISPs make peering available or impose settlement charges is evolving as the provision of Internet access and related services has expanded. Recently, companies that have previously offered peering have cut back or eliminated peering relationships and are establishing new, more restrictive criteria for peering. Furthermore, if increasing requirements associated with maintaining peering with the major national ISPs develop, the Company may have to comply with those additional requirements in order to maintain any peering relationships it negotiates. See "Risk Factors--Lack of Interconnection and Peering Arrangements."

EMPLOYEE RECRUITING AND RETENTION

  The Company believes that its ability to implement the Business Plan will depend in large part on its ability to attract and retain qualified employees. The Company expects to hire another 700 employees by the end of 1998, and to have over 5,000 employees once the North American Intercity Network has been fully deployed. In order to attract and retain highly qualified employees, the Company believes that it is important to provide (i) a work environment that encourages each individual to perform to his or her potential, (ii) a work environment that facilitates cooperation towards shared goals and (iii) a compensation program designed to attract the kinds of individuals the Company seeks and to align employees' interests with the Company's. The Company believes the Business Plan and its announced relocation to new facilities, currently being constructed in the Denver metropolitan area, help provide such a work environment. With respect to compensation programs, while the Company believes financial rewards alone are not sufficient to attract and retain qualified employees, the Company believes a properly designed compensation program is a necessary component of employee recruitment and retention. In this regard the Company's philosophy is to pay annual cash compensation which, if the Company's annual goals are met, is moderately greater than such compensation paid by competitors. The Company's non-cash benefit programs (including medical and health insurance, life insurance, disability insurance, etc.) are designed to be comparable to those offered by its competitors. See "Risk Factors--Dependence on Hiring and Retaining Qualified Personnel; Key Personnel."

  The Company believes that the qualified candidates it seeks place particular emphasis on equity-based long term incentive ("LTI") programs. The Company currently has two complementary programs: (i) the equity-based "Shareworks" program, which helps ensure that all employees have an ownership interest in the Company and are encouraged to invest risk capital in the Company's stock; and (ii) an innovative Outperform Stock Option ("OSO") program applicable to the Company's middle and senior management. The Shareworks program currently enables employees to contribute up to 7% of their compensation toward the purchase of restricted Common Stock. If an employee remains employed by the Company for three years from the date of purchase, the shares will vest and be matched by the Company with a grant of an equal number of shares of Common Stock. The Shareworks program also provides that the Company's employees will be eligible annually for grants by the Company of restricted Common Stock of up to 3% of the employees' compensation, which shares will vest three years from the grant date.

  With respect to middle and senior management, the Company has adopted the OSO program which differs from LTI programs generally adopted by the Company's competitors that make employees eligible for conventional non-qualified stock options ("NQSOs"). While widely adopted, the Company believes such NQSO programs reward eligible employees when company stock price performance is inferior to investments of similar risks, dilute public stockholders in a manner not directly proportional to performance and fail to provide a preferred return on stockholders' invested capital over the return to option holders. The Company believes that the OSO program is superior to an NQSO-based program with respect to these issues while, at the same time, providing eligible employees a success-based reward balancing the associated risk.

  The OSO program was designed by the Company so that its stockholders receive a market return on their investment before OSO holders receive any return on their options. The Company believes that the OSO program aligns directly management's and stockholders' interests by basing stock option value on the Company's ability to outperform the market in general, as measured by the Standard & Poor's ("S&P") 500 Index. Participants in the OSO program do not realize any value from options unless the Common Stock price outperforms the S&P 500 Index. When the stock price gain is greater than the corresponding gain on the S&P 500 Index, the value received for options under the OSO plan is based on a formula involving a multiplier related to how much the Common Stock outperforms the S&P 500 Index. To the extent that the Common Stock outperforms the S&P 500, the value of OSOs to an option holder may exceed the value of NQSOs.

  Subsequent to the Split-Off, the Company adopted the recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("SFAS No. 123"). Under SFAS No. 123, the fair value of an OSO (as computed in accordance with accepted option valuation models) on the date of grant is amortized over the vesting period of the OSO. The recognition provisions of SFAS No. 123 are applied prospectively upon adoption. As a result, they are applied to all stock awards granted in the year of adoption and are not applied to awards granted in previous years unless those awards are modified or settled in cash after adoption of the recognition provisions. While the Company has not yet determined the total effect of adopting the recognition provisions of SFAS No. 123, it believes that adoption will result in material non-cash charges to operations in 1998 and thereafter. The amount of the non-cash charge will be dependent upon a number of factors, including the number of options granted and the fair value estimated at the time of grant.

COMPETITION

  The communications and information services industry is highly competitive. Many of the Company's existing and potential competitors in the communications and information services industry have financial, personnel, marketing and other resources significantly greater than those of the Company, as well as other competitive advantages including existing customer bases. Increased consolidation and strategic alliances in the industry resulting from the Telecom Act, the opening of the U.S. market to foreign carriers, technological advances and further deregulation could give rise to significant new competitors to the Company.

  In the special access and private line services market, the Company's primary competitors will be IXCs, ILECs and CLECs. In the market for collocation services, the Company will compete with ILECs and CLECs. Most of these competitors have a significant base of customers for whom they are currently providing collocation services. Due to the high costs to a customer of switching collocation sites, the Company may have a competitive disadvantage relative to these competitors. The market for Web hosting services is extremely competitive. In this market, the Company will compete with ISPs and many others, including IXCs, companies that provide only Web hosting services and a number of companies in the computer industry.

  For virtual private network services and voice services, the Company will compete primarily with national and regional network providers. There are currently four principal facilities-based long distance fiber optic networks (AT&T, MCI, Sprint and WorldCom, although a proposed merger between WorldCom and MCI is pending), as well as numerous ILEC and CLEC networks. The Company is aware that others, including Qwest Communications International, Inc. ("Qwest"), IXC Communications, Inc. ("IXC") and The Williams Companies, Inc. ("Williams"), are building additional networks that, when constructed, could employ advanced technology similar to that of the Level 3 Network and will offer significantly more capacity than is currently available in the marketplace. The additional capacity that is expected to become available in the next several years may cause significant decreases in the prices for services. The ability of the Company to compete effectively in this market will depend upon its ability to maintain high quality services at prices equal to or below those charged by its competitors. In the long distance market, the Company's primary competitors will include AT&T, MCI, Sprint and WorldCom, all of whom have extensive experience in the long distance market. In addition, the Telecom Act will allow the RBOCs and others to enter the long distance market. In local markets the Company will compete with ILECs and CLECs, many of whom have extensive experience in the local market. While the Company believes that IP technology will prove to be a viable technology for the transmission of voice services, technology is not yet in place that will enable the Company to provide voice services at an acceptable level of quality. There can be no assurance that the Company can develop or acquire such technology. See "Risk Factors--Need to Develop Voice Technology on IP Networks."

  The communications and information services industry is subject to rapid and significant changes in technology. For instance, recent technological advances permit substantial increases in transmission capacity of both new and existing fiber, and the introduction of new products or emergence of new technologies may reduce the cost or increase the supply of certain services similar to those which the Company plans on providing. Accordingly, in the future the Company's most significant competitors may be new entrants to the communications and information services industry, which are not burdened by an installed base of outmoded equipment.

REGULATION

  The Company's communications services business will be subject to varying degrees of federal, state, local and international regulation.

  Federal Regulation

  The FCC regulates interstate and international telecommunications services. The FCC imposes extensive regulations on common carriers such as ILECs that have some degree of market power. The FCC imposes less regulation on common carriers without market power, such as the Company. The FCC permits these nondominant carriers to provide domestic interstate services (including long distance and access services) without prior authorization; but it requires carriers to receive an authorization to construct and operate telecommunications facilities, and to provide or resell telecommunications services, between the United States and international points. The Company has obtained FCC authorization to provide international services on a facilities and resale basis. The Company will be required to file tariffs for its interstate and international long distance services with the FCC before commencing operations.

  Under the Telecom Act, any entity, including cable television companies, and electric and gas utilities, may enter any telecommunications market, subject to reasonable state regulation of safety, quality and consumer protection. Because implementation of the Telecom Act is subject to numerous federal and state policy rulemaking proceedings and judicial review, there is still uncertainty as to what impact it will have on the Company. The Telecom Act is intended to increase competition. The Telecom Act opens the local services market by requiring ILECs to permit interconnection to their networks and establishing ILEC obligations with respect to:

  . Reciprocal Compensation. Requires all ILECs and CLECs to complete calls originated by competing carriers under reciprocal arrangements at prices based on a reasonable approximation of incremental cost or through mutual exchange of traffic without explicit payment.

  . Resale. Requires all ILECs and CLECs to permit resale of their telecommunications services without unreasonable restrictions or conditions. In addition, ILECs are required to offer wholesale versions of all retail services to other telecommunications carriers for resale at discounted rates, based on the costs avoided by the ILEC in the wholesale offering.

  . Interconnection. Requires all ILECs and CLECs to permit their competitors to interconnect with their facilities. Requires all ILECs to permit interconnection at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost (which may include a reasonable profit). At the option of the carrier seeking interconnection, collocation of the requesting carrier's equipment in the ILECs' premises must be offered, except where the ILEC can demonstrate space limitations or other technical impediments to collocation.

  . Unbundled Access. Requires all ILECs to provide nondiscriminatory access to unbundled network elements (including network facilities, equipment, features, functions, and capabilities) at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost (which may include a reasonable profit).

  . Number Portability. Requires all ILECs and CLECs to permit users of telecommunications services to retain existing telephone numbers without impairment of quality, reliability or convenience when switching from one telecommunications carrier to another.

  . Dialing Parity. Requires all ILECs and CLECs to provide "1+" equal access to competing providers of telephone exchange service and toll service, and to provide nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listing, with no unreasonable dialing delays.

  . Access to Rights-of-Way. Requires all ILECs and CLECs to permit competing carriers access to poles, ducts, conduits and rights-of-way at regulated prices.

  ILECs are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the state regulatory commission. Where an agreement has not been reached, ILECs remain subject to interconnection obligations established by the FCC and state telecommunication regulatory commissions.

  In August 1996, the FCC released a decision (the "Interconnection Decision") establishing rules implementing the above-listed requirements and providing guidelines for review of interconnection agreements by state public utility commissions. On July 18, 1997, the United States Court of Appeals for the Eighth Circuit (the "Eighth Circuit") vacated certain portions of the Interconnection Decision, including provisions establishing a pricing methodology and a procedure permitting new entrants to "pick and choose" among various provisions of existing interconnection agreements between ILECs and their competitors. On October 14, 1997, the Eighth Circuit issued a decision vacating additional FCC rules that will likely have the effect of increasing the cost of obtaining the use of combinations of an ILEC's unbundled network elements. The Supreme Court has decided to review the Eighth Circuit's decisions, and is expected to do so during its 1998-99 term, but the Company cannot predict what the result of this review will be. The Eighth Circuit's decisions create uncertainty about the rules governing pricing, terms and conditions of interconnection agreements, and could make negotiating and enforcing such agreements more difficult and protracted. There can be no assurance that the Company will be able to obtain or enforce interconnection agreements on terms acceptable to the Company.

  The Telecom Act also codifies the ILECs' equal access and nondiscrimination obligations and preempts inconsistent state regulation. The Telecom Act contains special provisions that modify previous court decrees that prevented RBOCs from providing long distance services and engaging in telecommunications equipment manufacturing. These provisions permit a RBOC to enter the long distance market in its traditional service area if it satisfies several procedural and substantive requirements, including obtaining FCC approval upon a showing that the RBOC has entered into interconnection agreements (or, under some circumstances, has offered to enter into such agreements) in those states in which it seeks long distance relief, the interconnection agreements satisfy a 14-point "checklist" of competitive requirements, and the FCC is satisfied that the RBOC's entry into long distance markets is in the public interest. To date, several petitions by RBOCs for such entry have been denied by the FCC, and none have been granted. The Telecom Act permitted the RBOCs to enter the out-of-region long distance market immediately upon its enactment.

  On December 31, 1997, the U.S. District Court for the Northern District of Texas issued a decision (the "SBC Decision") finding that Sections 271 to 275 of the Telecom Act are unconstitutional. These sections of the Telecom Act impose restrictions on the lines of business in which the RBOCs may engage, including establishing the conditions they must satisfy before they may provide in-region interLATA telecommunications services. The SBC Decision has been stayed pending appeal, and will be reviewed by higher courts, but there can be no assurance as to the results of any appeal. If the SBC Decision is upheld on appeal, the RBOCs would be able to provide interLATA services immediately without satisfying the statutory conditions. This would likely have an unfavorable effect on the Company's business by allowing the RBOCs to compete more effectively against the Company by offering combined packages of local and long-distance services, while maintaining their local monopolies, which they are currently unable to do. See "--Competition."

  In October 1996, the FCC adopted an order in which it eliminated the requirement that non-dominant carriers such as the Company maintain tariffs on file with the FCC for domestic interstate services. This order applies to all non-dominant interstate carriers, including AT&T. The order does not apply to the RBOCs or other local exchange providers. The FCC order was issued pursuant to authority granted to the FCC in the Telecom Act to "forbear" from regulating any telecommunications services provider if the FCC determines that the public interest will be served. On February 13, 1997, the United States Court of Appeals for the District of Columbia Circuit stayed the implementation of the FCC order pending its review of the order on the merits. Currently, that temporary stay remains in effect.

  If the stay is lifted and the FCC order becomes effective, telecommunications carriers such as the Company will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions on which they offer their interstate services. The obligation to provide non-discriminatory, just and reasonable prices remains unchanged under the Communications Act of 1934. While tariffs provided a means of providing notice of prices, terms and conditions, the Company intends to rely primarily on its sales force and direct marketing to provide such information to its customers.

  The Company's costs of providing long distance services, as well as its revenues from providing local services, will both be affected by changes in the "access charge" rates imposed by ILECs on long-distance carriers for origination and termination of calls over local facilities. In two orders released on December 24, 1996, and May 16, 1997, the FCC made major changes in the interstate access charge structure. In the December 24th order, the FCC removed restrictions on ILECs' ability to lower access prices and relaxed the regulation of new switched access services in those markets where there are other providers of access services. If this increased pricing flexibility is not effectively monitored by federal regulators, it could have a material adverse effect on the Company's ability to price its interstate access services competitively. The May 16th order substantially increased the amounts that ILECs subject to the FCC's price cap rules ("price cap LECs") recover through monthly flat-rate charges and substantially decreased the amounts that these LECs recover through traffic sensitive (per-minute) access charges. In the May 16th order, the FCC also announced its plan to bring interstate access rate levels more in line with cost. The plan will include rules that are expected to be established sometime in 1998 that may grant price cap LECs increased pricing flexibility upon demonstrations of increased competition (or potential competition) in relevant markets. The manner in which the FCC implements this approach to lowering access charge levels could have a material effect on the Company's revenues and costs. Several parties have appealed the May 16th order. Those appeals have been consolidated and transferred to the Eighth Circuit where they are currently pending. One issue on appeal is whether the FCC has a reasonable basis for not requiring ISPs to pay access charges.

  Beginning in June 1997, every RBOC advised CLECs that they did not consider calls in the same local calling area from their customers to CLEC customers, who are ISPs, to be local calls under the interconnection agreements between the RBOCs and the CLECs. The RBOCs claim that these calls are exchange access calls for which exchange access charges would be owed. The RBOCs claimed, however, that the FCC exempted these calls from access charges so that no compensation is owed to the CLECs for transporting and terminating such calls. As a result, the RBOCs threatened to withhold, and in many cases did withhold, reciprocal compensation for the transport and termination of such calls. To date, fifteen state commissions have ruled on this issue in the context of state commission arbitration proceedings or enforcement proceedings. In every state, to date, the state commission has determined that reciprocal compensation is owed for such calls. Several of these cases are presently on appeal. The Company cannot predict the outcome of these appeals, or of additional pending cases. If these calls were to be determined not to be local calls and not subject to access charges, it could have an adverse effect on the Company.

  The FCC has to date treated ISPs as "enhanced service providers," exempt from federal and state regulations governing common carriers, including the obligation to pay access charges and contribute to the universal service fund. Nevertheless, regulations governing disclosure of confidential communications, copyright, excise tax, and other requirements may apply to the Company's provision of Internet access services. The Company cannot predict the likelihood that state, federal or foreign governments will impose additional regulation on the Company's Internet business, nor can it predict the impact that future regulation will have on the Company's operations.

  In December 1996, the FCC initiated a Notice of Inquiry regarding whether to impose regulations or surcharges upon providers of Internet access and information services (the "Internet NOI"). The Internet NOI sought public comment upon whether to impose or continue to forebear from regulation of Internet and other packet-switched network service providers. The Internet NOI specifically identifies Internet telephony as a subject for FCC consideration. On April 10, 1998, the FCC issued a Report to Congress on its implementation of the universal service provisions of the Telecom Act. In that Report, the FCC stated, among other things, that the provision of transmission capacity to ISPs constitutes the provision of telecommunications and is, therefore, subject to common carrier regulations. The FCC indicated that it would reexamine its policy of not requiring an ISP to contribute to the universal service mechanisms when the ISP provides its own transmission facilities and engages in data transport over those facilities in order to provide an information service. Any such contribution by a facilities-based ISP would be related to the ISP's provision of the underlying telecommunications services. In the Report, the FCC also indicated that it would examine the question of whether certain forms of "phone-to-phone IP telephony" are information services or telecommunications services. It noted that the FCC did not have an adequate record on which to make any definitive pronouncements on that issue at this time, but that the record the FCC had reviewed suggests that certain forms of phone-to-phone IP telephony appear to have similar functionality to non-IP telecommunications services and lack the characteristics that would render them information services. If the FCC were to determine that certain IP telephony services are subject to FCC regulations as telecommunications services, the FCC noted it may find it reasonable that the ISPs pay access charges and make universal service contributions similar to non-IP-based telecommunications service providers. The FCC also noted that other forms of IP telephony appear to be information services. The Company cannot predict the outcome of these proceedings or other FCC proceedings that may effect the Company's operations or impose additional requirements, or regulations or charges upon the Company's provision of Internet access services.

  On May 8, 1997, the FCC issued an order establishing a significantly expanded federal universal service subsidy regime. For example, the FCC established new universal service funds to support telecommunications and information services provided to qualifying schools and libraries (with an annual cap of $2.25 billion) and to rural health care providers (with an annual cap of $400 million). The FCC also expanded the federal subsidies for local exchange telephone services provided to low-income consumers. Providers of interstate telecommunications service, such as the Company, as well as certain other entities, must pay for these programs.
The Company's contribution to these universal service funds will be based on its telecommunications service end-user revenues. The extent to which the Company's services are viewed as telecommunications services or as information services will impact the amount of the Company's contributions, if any. As indicated in the preceding paragraph, that issue has not been resolved. Currently, the FCC assesses such payments on the basis of a provider's revenue for the previous year. Since the Company had no significant telecommunications service revenues in 1997, it will not be liable for subsidy payments in any material amount during 1998. With respect to subsequent years, however, the Company is currently unable to quantify the amount of subsidy payments that it will be required to make and the effect that these required payments will have on its financial condition because of uncertainties concerning the size of the universal fund and uncertainties concerning the classification of its services. In the May 8th order, the FCC also announced that it will soon revise its rules for subsidizing service provided to consumers in high cost areas, which may result in further substantial increases in the overall cost of the subsidy program. Several parties have appealed the May 8th order. Such appeals have been consolidated and transferred to the Fifth Circuit Court of Appeals where they are currently pending. The FCC's universal service program may also be altered as a result of the agency's reconsideration of its policies, or by future Congressional action.

  State Regulation

  The Telecom Act is intended to increase competition in the telecommunications industry, especially in the local exchange market. With respect to local services, ILECs are required to allow interconnection to their networks and to provide unbundled access to network facilities, as well as a number of other procompetitive measures. Because the implementation of the Telecom Act is subject to numerous state rulemaking proceedings on these issues, it is currently difficult to predict how quickly full competition for local services, including local dial tone, will be introduced.

  State regulatory agencies will have jurisdiction when Company facilities and services are used to provide intrastate services. A portion of the Company's traffic may be classified as intrastate and therefore subject to state regulation. The Company expects that it will offer more intrastate services (including intrastate switched services) as its business and product lines expand and state regulations are modified to allow increased local services competition. To provide intrastate services, the Company generally must obtain a certificate of public convenience and necessity from the state regulatory agency and comply with state requirements for telecommunications utilities, including state tariffing requirements. The Company has obtained certification for interexchange and local telecommunications services in California, Illinois, Maryland, Massachusetts, New Hampshire, New York, Rhode Island, Texas and Virginia. The Company has authority to provide interexchange service in Michigan and New Jersey. The Company currently has pending applications for interexchange and local exchange services in Colorado, Georgia, Pennsylvania and Washington and applications for local exchange authority in Washington, D.C., Michigan and New Jersey.

  Local Regulation

  The Company's networks will be subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city-by-city, county-by-county and state-by-state basis. To install its own fiber optic transmission facilities, the Company will need to obtain rights-of-way over private and publicly owned land. There can be no assurance that such rights-of-way will be available to the Company on economically reasonable or advantageous terms.

  Canadian Regulation

  The CRTC generally regulates long distance telecommunications services in Canada. Regulatory developments over the past several years have terminated the historic monopolies of the regional telephone companies, bringing significant competition to this industry for both domestic and international long distance services, even in Saskatchewan, which will not be subject to CRTC regulation until October 25, 1998, but also lessening regulation of domestic long distance companies. Resellers, which, as well as facilities-based carriers, now have interconnection rights, but which are not obligated to file tariffs, may not only provide transborder services to the U.S. by reselling the services provided by the regional companies and other entities but also may resell the services of the monopoly international carrier, Teleglobe Canada ("Teleglobe"), including offering international switched services provisioned over leased lines. Although the CRTC formerly restricted the practice of "switched hubbing" over leased lines through intermediate countries to a third country, the CRTC recently lifted this restriction except for routing of traffic through the U.S. Teleglobe has asked the CRTC to stay this decision. The Teleglobe monopoly on international services and submarine cable landing rights is scheduled to terminate as of October 1, 1998, pursuant to Canada's commitments under the WTO Agreement, although the provision of Canadian international facilities-based services may remain restricted to "Canadian carriers" with majority ownership by Canadians. Ownership of non-international facilities will almost certainly be limited to Canadian carriers. The Company cannot, under current or foreseen law, enter the Canadian market as a provider of facilities-based domestic services, and it is possible that this limitation will apply to the provision of international facilities-based services as well. Pending proceedings address legislative and regulatory changes that will implement Canada's commitments under the WTO Agreement by changing Teleglobe's status, and these proceedings may also subject resellers to additional regulation. Other pending proceedings address the scope of contribution charges payable to the telephone companies to offset some of the capital and operating costs of interconnection as well as deregulation of the long distance services of the incumbent regional telephone companies.

  While competition is now emerging in other Canadian telecommunications market segments, the Company believes that the regional companies continue to retain a substantial majority of the local and calling card markets. Beginning in May 1997, the CRTC released a number of decisions opening to competition the Canadian local telecommunications services market, which decisions were made applicable in the territories of all Stentor member companies except SaskTel (although Saskatchewan has subsequently announced plans for local service competition in that province). As a result, networks operated by CLECs may now be interconnected with the network of the ILECs. Facilities-based ILECs are subject to the same majority Canadian ownership "Canadian carrier" requirements as facilities-based long distance carriers. CLECs have the same status as ILECs, but they do not have universal service or customer tariff-filing obligations. CLECs are subject to certain consumer protection safeguards and other CRTC regulatory oversight requirements. CLECs must file interconnection tariffs for services to interexchange service providers ("IXs") and wireless service providers. Certain ILEC services must be provided to CLECs on an unbundled basis and subject to mandatory pricing, including central office codes, subscriber listings, and local loops in small urban and rural areas. For a five-year period, certain other important CLEC services must be provided on an unbundled basis at mandated prices. ILECs, which, unlike CLECs, remained fully regulated, will not be subject to rate of return regulation for an initial four-year period beginning May 1, 1997, but their services must not be priced below cost. IX contribution payments are now pooled and distributed among ILECs and CLECs according to a formula based on their respective proportions of residential lines, with no explicit contribution payable from local business exchange or directory revenues. CLECs must pay an annual telecommunications fee based on their proportion of total CLEC operating revenues. All bundled and unbundled local services (including residential lines and other bulk services) may now be resold, but ILECs need not provide these services to resellers at wholesale prices. Transmission facilities-based local and long distance carriers (but not resellers) are entitled to co-locate equipment in ILEC central offices pursuant to terms and conditions of tariffs and intercarrier agreements. Certain local competition issues are still to be resolved, including rate determinations, permanent local number portability technical issues, and certain other interconnection issues, as well as the opening of CLEC status to carriers other than those that are transmission-facilities based (and therefore are Canadian carriers with majority ownership by Canadians).

THE COMPANY'S OTHER BUSINESSES

  The Company's other businesses include its investment in the three public companies resulting from the restructuring of C-TEC (the"C-TEC Companies"), coal mining, the SR91 Tollroad and certain other assets. The Company recently completed the sale of its interests in United Infrastructure Company, CalEnergy and Kiewit Investment Management Corp.

  C-TEC Companies

  On September 30, 1997, C-TEC completed a tax-free restructuring, which divided C-TEC into three public companies: C-TEC, which changed its name to Commonwealth Telephone Enterprises, Inc. ("Commonwealth Telephone"), RCN Corporation ("RCN") and Cable Michigan, Inc. ("Cable Michigan"). The Company's interests in the C-TEC Companies are held through a holding company (the "C-TEC Holding Company"). The Company owns 90% of the common stock of the C-TEC Holding Company, and preferred stock of the C-TEC

Holding Company with a liquidation value of approximately $481 million as of April 1, 1998. The remaining 10% of the common stock of the C-TEC Holding Company is held by David C. McCourt, a director of the Company who was formerly the Chairman of C-TEC. In the event of a liquidation of the C-TEC Holding Company, the Company would first receive the liquidation value of the preferred stock. Any excess of the value of the C-TEC Holding Company above the liquidation value of the preferred stock would be split according to the ownership of the common stock.

  Commonwealth Telephone. Commonwealth Telephone is a Pennsylvania public utility providing local telephone service to a 19-county, 5,191 square mile service territory in Pennsylvania. Commonwealth Telephone services approximately 259,000 main access lines. Commonwealth Telephone also provides network access and long distance services to IXC's. Commonwealth Telephone's business customer base is diverse in size as well as industry, with very little concentration. Commonwealth Communications Inc. provides telecommunications engineering and technical services to large corporate clients, hospitals and universities in the northeastern United States. Another subsidiary, Commonwealth Long Distance operates principally in Pennsylvania, providing switched services and resale of several types of services, using the networks of several long distance providers on a wholesale basis. As of March 31, 1998, the C-TEC Holding Company owned approximately 48.4% of the outstanding common stock of Commonwealth Telephone.

  RCN. RCN is a full service provider of local, long distance and cable television services primarily to residential users in densely populated areas in the Northeast. RCN operates as a competitive telecommunications service provider in New York City and Boston. RCN also owns cable television operations in New York, New Jersey and Pennsylvania; a 40% interest in Megacable, S.A. de C.V., Mexico's second largest cable television operator; and has long distance operations (other than the operations in certain areas of Pennsylvania). RCN is developing advanced fiber optic networks to provide a wide range of telecommunications services, including local and long distance telephone, video programming and data services (including high speed Internet access), primarily to residential customers in selected markets in the Boston to Washington, D.C. corridor. During the first quarter of 1998, RCN acquired Ultranet Communications, Inc. and Erols Internet, Inc., two ISPs with operations in the Boston to Washington, D.C. corridor. As of March 31, 1998, the C-TEC Holding Company owned approximately 46.1% of the outstanding common stock of RCN.

  Cable Michigan. Cable Michigan is a cable television operator in the State of Michigan which, as of December 31, 1997, served approximately 204,000 subscribers including approximately 39,400 subscribers served by Mercom. Clustered primarily around the Michigan communities of Grand Rapids, Traverse City, Lapeer and Monroe (Mercom), Cable Michigan's systems serve a total of approximately 400 municipalities in suburban markets and small towns. As of March 31, 1998, the C-TEC Holding Company owned approximately 48.5% of the outstanding common stock of Cable Michigan.

 Coal Mining

  The Company is engaged in coal mining through its subsidiary, KCP Inc. ("KCP"). KCP has a 50% interest in three mines, which are operated by a subsidiary of New PKS. Decker Coal Company ("Decker") is a joint venture with Western Minerals, Inc., a subsidiary of The RTZ Corporation PLC. Black Butte Coal Company ("Black Butte") is a joint venture with Bitter Creek Coal Company, a subsidiary of Union Pacific Resources Group Inc. Walnut Creek Mining Company ("Walnut Creek") is a general partnership with Phillips Coal Company, a subsidiary of Phillips Petroleum Company. The Decker mine is located in southeastern Montana, the Black Butte mine is in southwestern Wyoming, and the Walnut Creek mine is in east-central Texas. The coal mines use the surface mining method. For a discussion of certain risks associated with the coal mining business, see "Risk Factors--Risks Related to the Company's Coal Operations."

  The coal produced from the KCP mines is sold primarily to electric utilities, which burn coal in order to produce steam to generate electricity. Approximately 89% of sales are made under long-term contracts, and the remainder are made on the spot market. Approximately 79%, 80% and 80% of KCP's revenues in 1997, 1996 and 1995, respectively, were derived from long-term contracts with Commonwealth Edison Company

("Commonwealth Edison") (with Decker and Black Butte) and The Detroit Edison Company (with Decker). The primary customer of Walnut Creek is the Texas-New Mexico Power Company ("TNP"). KCP also has other sales commitments, including those with Sierra Pacific, Idaho Power, Solvay Minerals, Pacific Power & Light, Minnesota Power, and Mississippi Power, that provide for the delivery of approximately 13 million tons through 2005. The level of cash flows generated in recent periods by the Company's coal operations will not continue after the year 2000 because the delivery requirements under the Company's current long-term contracts decline significantly.

  Under a mine management agreement, KCP pays a subsidiary of New PKS an annual fee equal to 30% of KCP's adjusted operating income. The fee in 1997 was $32 million.

  Competition. The coal industry is highly competitive. KCP competes not only with other domestic and foreign coal suppliers, some of whom are larger and have greater capital resources than KCP, but also with alternative methods of generating electricity and alternative energy sources. In 1996, KCP's production represented 1.5% of total U.S. coal production. Demand for KCP's coal is affected by economic, political and regulatory factors. For example, recent "clean air" laws may stimulate demand for low sulfur coal. KCP's western coal reserves generally have a low sulfur content (less than one percent) and are currently useful principally as fuel for coal-fired, steam-electric generating units.

  KCP's sales of its western coal, like sales by other western coal producers, typically provide for delivery to customers at the mine. A significant portion of the customer's delivered cost of coal is attributable to transportation costs. Most of the coal sold from KCP's western mines is currently shipped by rail to utilities outside Montana and Wyoming. The Decker and Black Butte mines are each served by a single railroad. Many of their western coal competitors are served by two railroads and such competitors' customers often benefit from lower transportation costs because of competition between railroads for coal hauling business. Other western coal producers, particularly those in the Powder River Basin of Wyoming, have lower stripping ratios (that is, the amount of overburden that must be removed in proportion to the amount of minable coal) than the Black Butte and Decker mines, often resulting in lower comparative costs of production. As a result, KCP's production costs per ton of coal at the Black Butte and Decker mines can be as much as four and five times greater than production costs of certain competitors. KCP's production cost disadvantage has contributed to its agreement to amend its long-term contract with Commonwealth Edison to provide for delivery of coal from alternate source mines rather than from Black Butte. Because of these cost disadvantages, KCP does not expect that it will be able to enter into long-term coal purchase contracts for Black Butte and Decker production as the current long-term contracts expire. In addition, these cost disadvantages may adversely affect KCP's ability to compete for spot sales in the future.

  The Company is required to comply with various federal, state and local laws and regulations concerning protection of the environment. KCP's share of land reclamation expenses in 1997 was $3.6 million. KCP's share of accrued estimated reclamation costs was $100 million at the end of 1997. The Company does not expect to make significant capital expenditures for environmental compliance with respect to the coal business in 1998. The Company believes its compliance with environmental protection and land restoration laws will not affect its competitive position since its competitors in the mining industry are similarly affected by such laws. However, failure to comply with environmental protection and land restoration laws, or actual reclamation costs in excess of the Company's accruals, could have an adverse effect on the Company's business, results of operations, or financial condition.

 SR91 Tollroad

  The Company has invested $12 million for a 65% equity interest and lent $4.3 million to California Private Transportation Company L.P. (the "CPTC"), which developed, financed, and currently operates the 91 Express Lanes, a ten mile, four-lane tollroad in Orange County, California. The fully automated highway uses an electronic toll collection system and variable pricing to adjust tolls to demand. Capital costs at completion were $130 million, $110 million of which was funded with debt that was not guaranteed by Level 3. However, certain defaults by Level 3 on its outstanding debt and certain judgements against Level 3 can result in default under this debt of CPTC. Revenue collected over the 35-year franchise period is used for operating expenses, debt repayment, and profit distributions. The tollroad opened in December 1995 and achieved operating break-even in 1996. Approximately 100,000 customers have registered to use the tollroad, and weekday volumes typically exceed 29,000 vehicles per day.

EMPLOYEES

  As of March 31, 1998, the Company employed approximately 1,100 people.

PROPERTIES

  The Company has announced that it has acquired 46 acres in the Northwest corner of the Interlocken office park within the City of Broomfield, Colorado, and within Boulder County, Colorado limits and will build a campus facility that is expected to eventually encompass over 500,000 square feet of office space. It is anticipated that the first phase of this facility will be constructed by the end of June 1999. In addition, the Company has leased approximately 50,000 square feet of temporary office space in Louisville, Colorado to allow for the relocation of the majority of its employees (other than those of PKSIS) while its permanent facilities are under construction. Properties relating to the Company's coal mining segment are described under "--The Company's Other Businesses--Coal Mining" above. In connection with certain existing and historical operations, the Company is subject to environmental risks. See "Risk Factors--Environmental Risks."

  PKSIS maintains its corporate headquarters in Omaha, Nebraska and leases approximately 35,000 square feet of office space in Omaha. The computer outsourcing business of PKSIS is located at an 89,000 square foot office space in Omaha and will soon also be located at a 60,000 square foot computer center in Tempe, Arizona which is currently being constructed. PKSIS maintains additional office space in Phoenix, Atlanta, Omaha and Parsippany for its systems integration business.

LEGAL PROCEEDINGS

  The Company and its subsidiaries are parties to many pending legal proceedings. Management believes that any resulting liabilities for legal proceedings, beyond amounts reserved, will not materially affect the Company's financial condition, future results of operations, or future cash flows.

HISTORY AND INDUSTRY DEVELOPMENT

  Telecommunications Industry. Prior to its court-ordered breakup in 1984 (the "Divestiture"), AT&T largely monopolized the telecommunications services in the United States even though technological developments had begun to make it economically possible for companies (primarily entrepreneurial enterprises) to compete for segments of the communications business.

  The present structure of the U.S. telecommunications market is largely the result of the Divestiture. As part of the Divestiture, seven local exchange holding companies were created to offer services in geographically defined areas called LATAs. The RBOCs were separated from the long distance provider, AT&T, resulting in the creation of two distinct market segments: local exchange and long distance. The Divestiture provided for direct, open competition in the long distance segment.

  The Divestiture did not provide for competition in the local exchange market. However, several factors served to promote competition in the local exchange market, including: (i) customer desire for an alternative to the RBOCs, also referred to as the ILECs; (ii) technological advances in the transmission of data and video requiring greater capacity and reliability than ILEC networks were able to accommodate; (iii) a monopoly position and rate of return-based pricing structure which provided little incentive for the ILECs to upgrade their networks; and (iv) the significant fees, called "access charges," long distance carriers were required to pay to the ILECs to access the ILECs' networks.

  The first competitors in the local exchange market, designated as CAPs by the FCC, were established in the mid-1980s. Most of the early CAPs were entrepreneurial enterprises that operated limited networks in the central business districts of major cities in the United States where the highest concentration of voice and data traffic is found. Since most states prohibited competition for local switched services, early CAP services primarily consisted of providing dedicated, unswitched connections to long distance carriers and large businesses. These connections allowed high-volume users to avoid the relatively high prices charged by ILECs for dedicated, unswitched connections or for switched access.

  As CAPs proliferated during the latter part of the 1980s, certain federal and state regulators issued rulings which favored competition and promised to open local markets to new entrants. These rulings allowed CAPs to offer a number of new services, including, in certain states, a broad range of local exchange services, including local switched services. Companies providing a combination of CAP and switched local services are sometimes referred to as CLECs. This pro-competitive trend continued with the passage of the Telecom Act, which provided a legal framework for introducing competition to local telecommunications services throughout the United States.

  Over the last three years, several significant transactions have been announced representing consolidation of the U.S. telecom industry. Among the ILECs, Bell Atlantic Corporation and NYNEX Corporation merged in August 1997 and Pacific Telesis Group and SBC Communications Inc. merged in April 1997. Major long distance providers have sought to enhance their positions in local markets, through transactions such as AT&T's acquisition of Teleport Communications Group and WorldCom's mergers with MFS and Brooks Fiber Properties and to otherwise improve their competitive positions, through transactions such as WorldCom's planned merger with MCI.

  Many international markets resemble that of the United States prior to the Divestiture. In many countries, traditional telecommunications services have been provided through a monopoly provider, frequently controlled by the national government, such as a Post, Telegraph and Telephone Company ("PTT"). In recent years, there has been a trend toward liberalization of many of these markets, particularly in Europe. Led by the introduction of competition in the United Kingdom, the European Union mandated open competition as of January 1998. Similar trends are emerging, albeit more slowly, in Asia.

  Internet Industry. The Internet is a global collection of interconnected computer networks that allows commercial organizations, educational institutions, government agencies and individuals to communicate electronically, access and share information and conduct business. The Internet originated with the ARPAnet, a restricted network that was created in 1969 by the United States Department of Defense Advanced Research Projects Agency (DARPA) to provide efficient and reliable long-distance data communications among the disparate computer systems used by government-funded researchers and academic organizations. The networks that comprise the Internet are connected in a variety of ways, including by the public switched telephone network and by high speed, dedicated leased lines. Communications on the Internet are enabled by IP, an inter-networking standard that enables communication across the Internet regardless of the hardware and software used.

  Over time, as businesses have begun to utilize e-mail, file transfer and, more recently, intranet and extranet services, commercial usage has become a major component of Internet traffic. In 1989, the U.S. government effectively ceased directly funding any part of the Internet backbone. In the mid-1990s, contemporaneous with the increase in commercial usage of the Internet, a new type of provider called an ISP became more prevalent. ISPs offer access, e-mail, customized consent and other specialized services and products aimed at allowing both commercial and residential customers to obtain information from, transmit information to, and utilize resources available on the Internet.

  ISPs generally operate networks composed of dedicated lines leased from Internet backbone providers using IP-based switching and routing equipment and server-based applications and databases. Customers are connected to the ISP's POP by facilities obtained by the customer or the ISP from either ILECs or CLECs through a dedicated access line or the placement of a circuit-switched local telephone call to the ISP.

  IP Communications Technology. There are two widely used switching technologies in currently deployed communications networks: circuit-switching systems and packet-switching systems. Circuit-switch based communications systems establish a dedicated channel for each communication (such as a telephone call for voice or fax), maintain the channel for the duration of the call, and disconnect the channel at the conclusion of the call. Packet-switch based communications systems format the information to be transmitted, such as e-mail, voice, fax and data into a series of shorter digital messages called "packets." Each packet consists of a portion of the complete message plus the addressing information to identify the destination and return address.

  Packet-switch based systems offer several advantages over circuit-switch based systems, particularly the ability to commingle packets from several communications sources together simultaneously onto a single channel. For most communications, particularly those with bursts of information followed by periods of "silence," the ability to commingle packets provides for superior network utilization and efficiency, resulting in more information being transmitted through a given communication channel. There are, however, certain disadvantages to packet-switch based systems as currently implemented. Rapidly increasing demands for data, in part driven by the Internet traffic volumes, are straining capacity and contributing to latency (delays) and interruptions in communications transmissions. In addition, there are concerns about the adequacy of the security and reliability of packet-switch based systems as currently implemented.

  Many initiatives are under way to develop technology to address these disadvantages of packet-switch based systems. The Company believes that the IP standard, which is an "open networking standard" broadly adopted in the Internet and elsewhere, should remain a primary focus of these development efforts. The Company expects the benefits of these efforts to be improved communications throughout, reduced latency and declining networking hardware costs.

TELECOMMUNICATIONS SERVICES MARKET

  Overview of U.S. Market. The traditional U.S. market for telecommunications services can be divided into three basic sectors: long distance services, local exchange services and Internet access services. In 1997, it is estimated that local exchange services accounted for revenues of $92.4 billion, long distance services generated revenues of $104.6 billion and Internet services revenues totaled $6.3 billion. Revenues for both local exchange and long distance services include amounts charged by long distance carriers and subsequently paid to ILECs (or, where applicable, CLECs) for long distance access.

  Long Distance Services. A long distance telephone call can be envisioned as consisting of three segments. Starting with the originating customer, the call travels along a local exchange network to a long distance carrier's POP. At the POP, the call is combined with other calls and sent along a long distance network to a POP on the long distance carrier's network near where the call will terminate. The call is then sent from this POP along a local network to the terminating customer. Long distance carriers provide only the connection between the two local networks, and pay access charges to LECs for originating and terminating calls.

  The following diagram is a simplified illustration of a typical long distance call:

             [DIAGRAM OF A TYPICAL LOCAL CALL APPEARS HERE]

  Local Exchange Services. A local call is one that does not require the services of a long distance carrier. In general, the local exchange carrier connects end user customers within a LATA and also provides the local portion of most long distance calls.

  The following diagram is a simplified illustration of a typical local call:

            [DIAGRAM  OF A TYPICAL LONG DISTANCE CALL APPEARS HERE]

  Internet Service. Internet services are generally provided in at least two distinct segments. A local network connection is required from the ISP customer to the ISP's local facilities. For large, communication-intensive users and for content providers, these connections are typically unswitched, dedicated connections provided by ILECs or CLECs, either as independent service providers or, in some cases, by a company which is both a CLEC and an ISP. For residential and small/medium business users, these connections are generally PSTN connections obtained on a dial-up access basis as a local exchange telephone call. Once a local connection is made to the ISP's local facilities, information can be transmitted and obtained over a packet-switched IP data network, which may consist of segments provided by many interconnected networks operated by a number of ISPs. This collection of interconnected networks makes up the Internet. A key feature of Internet architecture and packet-switching is that a single dedicated channel between communication points is never established, which distinguishes Internet-based services from the PSTN.

  The following diagram is a simplified illustration of a typical Internet access service:


          [DIAGRAM OF A TYPICAL INTERNET ACCESS SERVICE APPEARS HERE]

  Overview of International Market. The traditional market for telecommunications services outside of the United States can also be divided into three basic sectors: long distance services, local exchange services and Internet access services. In 1997, it is estimated that local exchange services accounted for revenues of $116.6 billion, long distance services generated revenues of $193.7 billion and Internet services revenues totaled $4.8 billion.

                               GLOSSARY OF TERMS

access Telecommunications services that permit long distance carriers to use local exchange facilities to originate and/or terminate long distance service.

access charges               The fees paid by long distance carriers to LECs
                             for originating and terminating long distance calls on the LECs' local networks.

ATM Asynchronous Transfer Mode. An information transfer standard for routing traffic which uses packets (cells) of a fixed length.

AT&T                         AT&T Corp.

backbone A centralized high-speed network that interconnects smaller, independent networks. It is the through-portion of a transmission network, as opposed to spurs which branch off the through-portions.

bandwidth                    The number of bits of information which can move
                             through a communications medium in a given amount of time; the capacity of a telecommunications circuit/network to carry voice, data and video information. Typically measured in kbps and Mbps.

bit A contraction of the term Binary Digit, it is the basic unit in data communications. Bits are typically represented by ones or zeros.

CAP Competitive Access Provider. A company that provides its customers with an alternative to the local exchange company for local transport of private line and special access telecommunications services.

capacity                     The information carrying ability of a
                             telecommunications facility.

carrier A provider of communications transmission services by fiber, wire or radio.

Central Office               Telephone company facility where subscribers'
                             lines are joined to switching equipment for connecting other subscribers to each other, locally and long distance.

CLEC Competitive Local Exchange Carrier. A company that competes with LECs in the local services market.

collocation                  Collocation refers to the physical location of a
                             telecommunication carrier's equipment in ILEC or CLEC premises to facilitate the interconnection of their respective switching/routing equipment.

common carrier               A government-defined group of private companies
                             offering telecommunications services or
                             facilities to the general public on a non-discriminatory basis.

conduit A pipe, usually made of metal, ceramic or plastic, that protects buried cables.

dedicated lines              Telecommunications lines reserved for use by
                             particular customers.

dialing parity               The ability of a competing local or toll service
                             provider to provide telecommunications services in such a manner that customers have the ability to route automatically, without the use of any access code, their telecommunications to the service provider of the customers' designation.

DS-3 A data communications circuit capable of transmitting data at 45 Mbps. Currently used only by business/institutions and carriers for high-end applications.

DSL Digital Subscriber Line. An information transfer standard for transmitting digital voice and data over telephone lines at speeds up to 1.544 Mbps.

equal access                 The basis upon which customers of interexchange
                             carriers are able to obtain access to their Primary Interexchange Carriers' (PIC) long distance telephone network by dialing "1", thus eliminating the need to dial additional digits and an authorization code to obtain such access.

facilities-based carriers    Carriers that own and operate their own network
                             and equipment.

FCC                          Federal Communications Commission.

fiber optics                 A technology in which light is used to transport
                             information from one point to another. Fiber optic cables are thin filaments of glass through which light beams are transmitted over long distances carrying enormous amounts of data.
                             Modulating light on thin strands of glass produces major benefits including high-bandwidth, relatively low cost, low power consumption, small space needs and total insensitivity to electromagnetic interference.

HTML Hypertext Markup Language. A method of organizing information on a web page.

ILEC Incumbent Local Exchange Carrier. A company historically providing local telephone service. Often refers to one of the Regional Bell Operating Companies (RBOCs). Often referred to as "LEC" (Local Exchange Carrier).

interconnection              Interconnection of facilities between or among
                             local exchange carriers, including potential physical collocation of one carrier's equipment in the other carrier's premises to facilitate such interconnection.

InterLATA                    Telecommunications services originating in a LATA
                             and terminating outside of that LATA.

Internet A global collection of interconnected computer networks which use a specific communications protocol.

IntraLATA                    Telecommunications services originating and
                             terminating in the same LATA.

IP Internet Protocol. Network protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.

ISDN Integrated Services Digital Network. An information transfer standard for transmitting digital voice and data over telephone lines at speeds up to 128 Kbps.

ISPs Internet Service Providers. Companies formed to provide access to the Internet to consumers and business customers via local networks.

IXC
                             Interexchange Carrier. A telecommunications company that provides telecommunications services between local exchanges on an interstate or intrastate basis.

Kbps Kilobits per second, which is a measurement of speed for digital signal transmission expressed in thousands of bits per second.

LATA Local Access and Transport Area. A geographic area composed of contiguous local exchanges, usually but not always within a single state. There are approximately 200 LATAs in the United States.

leased line                  Telecommunications line dedicated to a particular
                             customer along predetermined routes.

LEC Local Exchange Carrier. A telecommunications company that provides telecommunications services in a geographic area in which calls generally are transmitted without toll charges. LECs include both RBOCs and competitive local exchange carriers.

local exchange               A geographic area determined by the appropriate
                             state regulatory authority in which calls generally are transmitted without toll charges to the calling or called party.

local loop                   A circuit that connects an end user to the LEC
                             central office within a LATA.

long distance carriers       Long distance carriers provide services between
 (interexchange carriers)    local exchanges on an interstate or intrastate
                             basis. A long distance carrier may offer services over its own or another carrier's facilities.

Mbps Megabits per second. A transmission rate. One megabit equals 1,024 kilobits.

MCI                          MCI Communications, Inc.

multiplexing                 An electronic or optical process that combines a
                             large number of lower speed transmission lines into one high speed line by splitting the total available bandwidth into narrower bands
                             (frequency division), or by allotting a common channel to several different transmitting devices, one at a time in sequence (time division).

NAP Network Access Point. A location at which ISPs exchange each other's traffic.

OC-12 A data communications circuit consisting of twelve DS-3s capable of transmitting data at 540 Mbps.

peering The commercial practice under which ISPs exchange each other's traffic without the payment of settlement charges. Peering occurs at both public and private exchange points.

POP Point of Presence. Telecommunications facility where the Company locates network equipment used to connect customers to its network backbone.

private line                 A dedicated telecommunications connection between
                             end user locations.

PSTN Public Switched Telephone Network. That portion of a local exchange company's network available to all users generally on a shared basis (i.e., not dedicated to a particular user). Traffic along the public switched network is generally switched at the local exchange company's central offices.

RBOCs Regional Bell Operating Companies. Originally, the seven local telephone companies (formerly part of AT&T) established as a result of the AT&T Divestiture. Currently consists of five local telephone companies as a result of the mergers of Bell Atlantic with NYNEX and SBC with Pacific Telesis.

reciprocal compensation      The same compensation of a new competitive local
                             exchange carrier for termination of a local call by the local exchange carrier on its network, as the new competitor pays the local exchange carrier for termination of local calls on the local exchange carrier network.

resale Resale by a provider of telecommunications services (such as a LEC) of such services to other providers or carriers on a wholesale or a retail basis.

router Equipment placed between networks that relays data to those networks based upon a destination address contained in the data packets being routed.

SONET Synchronous Optical Network. An electronics and network architecture for variable bandwidth products which enables transmission of voice, data and video (multimedia) at very high speeds. SONET ring architecture provides for virtually instantaneous restoration of service in the event of a fiber cut by automatically rerouting traffic in the opposite direction around the ring.

special access services      The lease of private, dedicated
                             telecommunications lines or "circuits" along the network of a local exchange company or a CAP, which lines or circuits run to or from the long distance carrier POPs. Examples of special access services are telecommunications lines running between POPs of a single long distance carrier, from one long distance carrier POP to the POP of another long distance carrier or from an end user to a long distance carrier POP.

Sprint                       Sprint Corporation.

switch A device that selects the paths or circuits to be used for transmission of information and establishes a connection. Switching is the process of interconnecting circuits to form a transmission path between users and it also captures information for billing purposes.

switched service carriers    A carrier that sells switched long distance
                             service and generally refers to a carrier that owns its switch.

TCP/IP                       Transmission Control Protocol/Internet Protocol.
                             A suite of network protocols that allows computers with different architectures and operating system software to communicate with other computers. A type of IP.

unbundled                    Services, programs, software and training. Sold
                             separately from the hardware.

unbundled access             Access to unbundled elements of a
                             telecommunications services provider's network including network facilities, equipment, features, functions and capabilities, at any technically feasible point within such network.

VPN Virtual Private Network. A network capable of providing the tailored services of a private network (i.e., low latency, high throughput, security and customization) while maintaining the benefits of a public network (i.e., ubiquity and economies of scale).

WAN Wide Area Network. A data communications network designed to interconnect personal computers, workstations, mini computers, file servers and other communications and computing devices across a broad geographic region.

Web Site A server connected to the Internet from which Internet users can obtain information.

wireless A communications system that operates without wires. Cellular service is an example.

World Wide Web or Web        A collection of computer systems supporting a
                             communications protocol that permits multimedia presentation of information over the Internet.

xDSL A term referring to a variety of new Digital Subscriber Line technologies. Some of these varieties are asymmetric with different data rates in the downstream and upstream directions. Others are symmetric. Downstream speeds range from 384 kbps (or "SDSL") to 1.5-8 Mbps (or "ADSL").

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Company's audited consolidated financial statements (including the notes thereto), filed as part of Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1997.

RECENT DEVELOPMENTS

  Split-Off

  In October 1996, the Board of Directors of the Company (the "Board") directed management of the Company to pursue a listing of the Company's Class D Diversified Group Convertible Exchangeable Common Stock, par value $.0625 per share (the "Class D Stock"), as a way to address certain issues created by the Company's then two-class capital stock structure and the need to attract and retain the best management for the Company's businesses. During the course of its examination of the consequences of a listing of the Class D Stock, management concluded that a listing of the Class D Stock would not adequately address these issues, and instead began to study a separation of the construction and mining business (the "Construction Group") from the other businesses of the Company (the "Diversified Group"), thereby forming two independent companies. At the regular meeting of the Board on July 23, 1997, management submitted to the Board for consideration a proposal for separation of the Construction Group and the Diversified Group through a split-off of the Construction Group. At a special meeting on August 14, 1997, the Board approved the Split-Off.

  The separation of the Construction Group and the Diversified Group was contingent upon a number of conditions, including the favorable ratification by a majority of the holders of both the Company's Class C Construction & Mining Group Restricted Redeemable Convertible Exchangeable Common Stock, par value $.0625 per share (the "Class C Stock"), and the Class D Stock, and the receipt by Company of an Internal Revenue Service ruling or other assurance acceptable to the Board that the separation would be tax-free to U.S. stockholders. On December 8, 1997, the holders of Class C Stock and Class D Stock approved the Split-Off and on March 5, 1998, the Company received a favorable ruling from the Internal Revenue Service. The Split-Off occurred on March 31, 1998. In connection with the Split-Off, (i) the Company exchanged each outstanding share of Class C Stock for one share of common stock of PKS Holdings, Inc. ("New PKS"), the company formed to hold the Construction Group, to which eight-tenths of a share of the Company's Class R Convertible Common Stock, par value $.01 per share (the "Class R Stock"), was attached, (ii) New PKS was renamed "Peter Kiewit Sons', Inc.," (iii) the Company was renamed "Level 3 Communications, Inc." and (iv) Class D Stock was designated as Common Stock, par value $.01 per share ("Common Stock"). As a result of the Split-Off, the Company no longer owns any interest in New PKS or the Construction Group.

  Conversion of Class R Stock

  The Board has approved in principle a plan to force conversion of all outstanding shares of Class R Stock into Common Stock. Due to certain provisions of the Class R Stock, conversion will not be forced prior to May 1998, and the final decision to force conversion will be made by the Board at that time. The Board may choose not to force conversion if it decides that conversion is not in the best interests of the stockholders of the Company. If, as currently anticipated, the Board determines to force conversion of the Class R Stock on or before June 30, 1998, certain adjustments will be made to the cost sharing and risk allocation provisions of the separation agreements between the Company and Construction Group.

  If the Board determines to force conversion of the Class R Stock, each share of Class R Stock will be convertible into $25 worth of Common Stock, based upon the average trading price of the Common Stock on the Nasdaq National Market for the last fifteen trading days of the month prior to the determination by the Board to force conversion.

  Conversion of Class C Stock in January 1998

  Prior to the Split-Off, as of January 1 of each year, holders of Class C Stock had the right to convert Class C Stock into Class D Stock, subject to certain conditions. In January 1998, holders of Class C Stock converted 2.3 million shares, with a redemption value of $122 million, into 10.5 million shares of Class D Stock.

  Listing of Common Stock

  Effective April 1, 1998, the Common Stock began trading on The Nasdaq National Market under the symbol "LVLT."

  C-TEC Restructuring

  On September 30, 1997, C-TEC consummated a restructuring of C-TEC into three publicly traded companies (the "C-TEC Companies"). As a result of this restructuring, the Company owns less than 50% of the outstanding shares and voting rights of each C-TEC Company, and therefore has accounted for each C-TEC Company using the equity method as of the beginning of 1997. In accordance with generally accepted accounting principles, C-TEC's financial position, results of operations and cash flows are consolidated in the 1996 and 1995 financial statements.

  CalEnergy Transaction

  In January 1998, the Company and CalEnergy Company, Inc. ("CalEnergy") closed the sale of the Company's energy assets to CalEnergy (the "CalEnergy Transaction"). The Company received proceeds of approximately $1.16 billion and expects to recognize an after-tax gain of approximately $324 million in 1998. The after-tax proceeds from this transaction of approximately $967 million will be used to fund in part the Business Plan.

  Stock Options

  The Company recently adopted an outperform stock option program. For a discussion of the accounting treatment for options granted under this program and their effect on results of operations for future periods, See "Employee Recruiting and Retention."

RESULTS OF OPERATIONS

  Since the Business Plan represents a significant expansion of the Company's communications and information services business, the Company does not believe that the Company's financial condition and results of operations for prior years will serve as a meaningful indication of the Company's future financial condition or results of operations. The Company expects to incur substantial net operating losses for the foreseeable future, and there can be no assurance that the Company will be able to achieve or sustain operating profitability in the future.

  1997 vs. 1996

  Coal Mining. Revenue from the Company's coal mines declined 5% in 1997 compared to 1996. Alternate source coal revenue declined by $16 million in 1997. The Company's primary coal customer, Commonwealth Edison Company ("Commonwealth Edison"), accelerated its contractual commitments in 1996 for alternate source coal, thus reducing its obligations in 1997. In addition to the decline in tonnage shipped, the price of coal sold to Commonwealth Edison declined 1% in 1997. Revenue attributable to other contracts increased by approximately $4 million. The actual amount of coal shipped under these other contracts increased 5% in 1997, but the price at which it was sold was 4% lower than 1996.

  Gross margin, as a percentage of revenue, declined 11% from 1996 to 1997. Gross margins in 1996 were higher than in recent years due to the additional high margin alternate source coal sold to Commonwealth Edison in 1996 and the refund of premiums from a captive insurance company that insured against black lung disease. The decline in Commonwealth Edison shipments and an overall decline in average selling price adversely affected the results for 1997. If current market conditions continue, the Company will experience a significant decline in coal revenue and earnings over the next several years as delivery requirements under long-term contracts decline and as long-term contracts begin to expire.

  Information Services. Revenue increased by 124% to $94 million in 1997 from $42 million in 1996. Revenue from computer outsourcing services increased 20% to $49 million in 1997 from $41 million in 1996. The increase was due to new computer outsourcing contracts signed in 1997. Revenue for systems integration grew to $45 million in 1997 from less than $1 million in 1996. Strong demand for Year 2000 renovation services fueled the growth in systems integration revenues.

  Gross margin, as a percentage of revenue, decreased to 28% in 1997 from 41% in 1996 for the computer outsourcing business. The reduction of the gross margin was due to up-front costs associated with new contracts and significant increases in personnel costs due to the tightening supply of computer professionals. Gross margin for the systems integration business was approximately 40% in 1997. A comparison to 1996 gross margin is not meaningful due to the start-up nature of the business.

  General and Administrative Expenses. Excluding C-TEC, general and administrative expenses increased 20% to $114 million in 1997. The increase was primarily attributable to a $41 million increase in the information services business' general and administrative expenses. The majority of the increase is attributable to additional compensation expense that was incurred due to the conversion of a subsidiary's option and stock-appreciation rights plans to the Company's Class D Stock Option Plan. The remainder of the increase relates to the increased expenses for new sales offices established in 1997 for the systems integration business and the additional personnel hired in 1997 to implement the Business Plan.

  Exclusive of the information services business, general and administrative expenses decreased 26% to $62 million in 1997. A decrease in professional services and the mine management fees were partially offset by increased compensation expense. Due to the favorable resolution of certain environmental and legal matters, costs that were previously accrued for these issues were reversed in 1997. Partially offsetting this reduction were legal, tax and consulting expenses associated with the CalEnergy Transaction and the Split-Off.

  Equity Losses. The losses for the Company's equity investments increased from $9 million in 1996 to $43 million in 1997. Had the C-TEC entities been accounted for using the equity method in 1996, the losses would have increased to $13 million. The expenses associated with the deployment and marketing of the advanced fiber networks in New York, Boston and Washington D.C., and the costs incurred in connection with the buyout of a marketing contract with minority shareholders are primarily responsible for the increase in equity losses attributable to RCN Telecom Services from $6 million in 1996 to $26 million in 1997. The Company's share of the losses of Cable Michigan, Inc. decreased to $6 million in 1997 from $8 million in 1996. This improvement is attributable to the gains recognized on the sale of Cable Michigan, Inc.'s Florida cable systems. The earnings of Commonwealth Telephone Company were consistent with that of 1996. The Company recorded equity earnings of $9 million in each year attributable to Commonwealth Telephone Company. The Company also recorded equity losses attributable to several developing businesses.

  Investment Income. Investment income increased 7% in 1997 after excluding C-TEC's $14 million of investment income in 1996. Gains recognized on the sale of marketable securities, primarily within the Kiewit Mutual Fund ("KMF"), increased from $3 million in 1996 to $9 million in 1997. In 1997, KMF repositioned the securities within its portfolios to more closely track overall market performance. Partially offsetting these additional gains was a decline in interest income due to an overall reduction of yield earned by the KMF portfolios.

  Interest Expense. Interest expense increased significantly in 1997 after excluding $28 million of interest attributable to C-TEC in 1996. California Private Transportation Company L.P. ("CPTC"), the owner-operator of a privatized tollroad in California, incurred interest costs of approximately $9 million and $11 million in 1996 and 1997. In 1996, interest of $5 million was capitalized due to the construction of the tollroad. Construction was completed in August 1996, and all interest incurred subsequent to that date was charged against earnings. Interest associated with the financing of the Aurora, Colorado property of $1 million, also contributed to the increase in interest expense.

  Other Income. Other income in 1996 includes $2 million of other expenses attributable to C-TEC. Excluding these losses, other income declined from $8 million in 1996 to $1 million in 1997. The absence of gains on the sale of timberland properties and other assets, which accounted for $6 million of income in 1996, is responsible for the decline.

  Income Tax (Provision) Benefit. The effective income tax rate for 1997 is less than the expected statutory rate of 35% due primarily to prior year tax adjustments, partially offset by the effect of nondeductible compensation expense associated with the conversion of the information services option and stock appreciation rights plans to the Company's Class D Stock Option Plan. In 1996, the effective rate was also lower than the statutory rate due to prior year tax adjustments. These adjustments were partially offset by nondeductible costs associated with goodwill amortization and taxes on foreign operations. In 1997 and 1996, the Company settled a number of disputed issues related to prior years that have been included in prior year tax adjustments.

  Discontinued Operations--Construction and Materials. Construction revenues increased $414 million during 1997 compared to 1996. The consolidation of ME Holding Inc. (due to the increase in ownership by the Company from 49% to 80%) ("ME Holding") contributed $261 million, almost two-thirds of the increase. In addition to ME Holding, several large projects and joint ventures became fully mobilized during the latter part of the year and were well into the "peak" construction phase.

  Material revenues increased 19% to $290 million in 1997 from $243 million in 1996. The acquisition of additional plant sites accounts for 22% of the increase in sales. The remaining increase was a result of the strong market for material products in Arizona. This raised sales volume from existing plant sites and allowed for slightly higher selling prices. The inclusion of $10 million of revenues from the Oak Mountain facility in Alabama also contributed to the increase.

  Construction margins increased to 13% of revenue in 1997 as compared to 10% in 1996. The favorable resolution of project uncertainties, several change order settlements, and cost savings or early completion bonuses received during the year contributed to this increase.

  Material margins decreased from 10% of revenue in 1996 to 4% in 1997. Losses at the Oak Mountain facility in Alabama were the source of the decrease. The materials margins from sources other than Oak Mountain remained stable as higher unit sales and selling prices were offset by increases in raw materials costs.

  General and administrative expenses of the Construction Group increased 11% in 1997 after deducting $17 million of expenses attributable to ME Holding. Compensation and profit sharing expenses increased $9 million and $2 million, respectively, from 1996. The increase in these costs is a direct result of higher construction earnings.

  The effective income tax rates in 1997 and 1996 for the Construction Group differ from the expected statutory rate of 35% primarily due to state income taxes and prior year tax adjustments.

  Discontinued Operations--Energy. Income from discontinued operations increased to $29 million in 1997 from $9 million in 1996. The acquisition of Northern Electric plc ("Northern Electric") in late 1996 and the commencement of operations at the Mahanagdong geothermal facility in July, 1997 were the primary factors that resulted in the increase.

  In October 1997, CalEnergy sold approximately 19.1 million shares of its common stock. This sale reduced the Company's ownership in CalEnergy to approximately 24%. It is the Company's policy to recognize gains or losses on the sale of stock by its investees. The Company recognized an after-tax gain of approximately $44 million from transactions in CalEnergy stock in the fourth quarter of 1997.

  On July 2, 1997, the Labour Party in the United Kingdom announced the details of its proposed "Windfall Tax" to be levied against privatized British utilities. This one-time tax is 23% of the difference between the value of Northern Electric at the time of privatization and the utility's current value based on profits over a period of up to four years. CE Electric UK plc ("CE Electric") recorded an extraordinary charge of approximately $194 million when the tax was enacted on July 31, 1997. The total after-tax impact to the Company, directly through its investment in CE Electric and indirectly through its interest in CalEnergy, was $63 million.

  1996 vs. 1995

  Coal Mining. Revenue and net earnings improved primarily due to increased alternate source tons sold to Commonwealth Edison in 1996 and the liquidation of a captive insurance company which insured against black lung disease. Upon liquidation, the Company received a refund of premiums paid plus interest in excess of reserves established by the Company for this liability. Since 1993, the amended contract with Commonwealth Edison provided that delivery commitments would be satisfied with coal produced by unaffiliated mines in the Powder River Basin in Wyoming. Coal produced at the Company's mines did not change significantly from 1995 levels.

  Information Services. Revenue increased 17% to $42 million in 1996 from $36 million in 1995. The increase was primarily due to new computer outsourcing contracts signed in 1996. Less than $1 million of revenue was generated by the operations of the new systems integration business, started in February, 1996.

  Gross margin as a percentage of revenue for the outsourcing business decreased to 41% in 1996 from 45% in 1995. The reduction of the gross margin was primarily due to up-front costs for new customers which were recognized as an expense when incurred.

  Telecommunications. Revenue for the telecommunications segment increased 13% to $367 million for fiscal 1996. C-TEC's telephone group's $10 million, or 8%, increase in sales and C-TEC's cable group's $33 million or 26%, increase in revenue were the primary contributors to the improved results. The increase in telephone group revenue is due to higher intrastate access revenue from the growth in access minutes, an increase of 13,000 access lines, and higher Internet access and video conferencing sales. Cable group revenue increased primarily due to higher average subscribers and the effects of rate increases in April 1995 and February 1996. Subscriber counts increased primarily due to the acquisition of Pennsylvania Cable Systems ("Pennsylvania Cable"), formerly Twin County Trans Video, Inc., in September 1995, and the consolidation of Mercom, Inc. ("Mercom") since August 1995. Pennsylvania Cable and Mercom account for $23 million of the increase in cable revenue in 1996.

  The 1996 operating expenses for the telecommunications business increased $38 million or 18% compared to 1995. The telephone group experienced a 9% increase in expenses and the cable group's costs increased 31%. The increase for the telephone group was primarily attributable to higher payroll expenses resulting from additional personnel, wage increases and higher overtime. Also contributing to the increase were fees associated with the Internet access services and consulting services for a variety of regulatory and operational matters. The cable group's increase was due to increased depreciation, amortization and compensation expenses associated with the acquisition of Pennsylvania Cable and the consolidation of Mercom's operations. Also contributing to the higher costs were rate increases for existing programming and the costs for additional programming.

  General and Administrative Expenses. General and administrative expenses declined 5% to $181 million in 1996. Decreases in expenses associated with legal and environmental matters were partially offset by higher mine management fees paid to the Construction Group, the costs attributable to C-TEC and the opening of the SR91 toll road. C-TEC's corporate overhead and other costs increased approximately 13% in 1996. This increase is attributable to costs associated with the development of RCN Telecom Services' business in New York and Boston, the acquisition of Pennsylvania Cable, the consolidation of Mercom and the investigation of the feasibility of various restructuring alternatives.

  Equity Losses. Losses attributable to the Company's equity investments increased to $9 million in 1996 from $5 million in 1995. The additional losses were attributable to an enterprise engaged in the renewable fuels business and to C-TEC's investment in Megacable, S.A. de C.V., Mexico's second largest cable television operator.

  Investment Income. Investment income increased 24% in 1996 compared to 1995. Increased gains on the sale of marketable and equity securities and interest income were partially offset by a slight decline in dividend income.

  Interest Expense. Interest expense in 1996 increased 43% compared to 1995. The increase was primarily due to interest on the CPTC debt that was capitalized through July 1996, and C-TEC's redeemable preferred stock, issued in the Pennsylvania Cable acquisition, that began accruing interest in 1996.

  Gain on Subsidiary's Stock Transactions. The issuance of the stock of MFS for acquisitions by MFS and the exercise of MFS employee stock options resulted in a $3 million net gain to the Company in 1995.

  Other. The decrease of other income in 1996 was primarily attributable to the receipt in 1995 of settlement proceeds related to certain litigation regarding the Company's mining operations.

  Income Tax Benefit (Provision). The effective income tax rate for 1996 differs from the statutory rate of 35% primarily because of adjustments to prior year tax provisions, partially offset by state taxes and nondeductible amounts associated with goodwill amortization. In 1995, the rate is lower than 35% due primarily to $93 million of income tax benefits from the reversal of certain deferred tax liabilities originally recognized on gains from MFS stock transactions that are no longer required due to the tax-free spin-off of MFS, and adjustments to prior year tax provisions.

  Discontinued Operations--Construction and Materials. Revenue from construction decreased 1% to $2,303 million in 1996. This resulted from the completion of several major projects during the year, while many new contracts were still in the start-up phase. The Construction Group's share of joint venture revenue remained at 30% of total revenues in 1996. Revenue from materials increased by less than 1% in 1996. Increased demand for aggregates in the Arizona market was offset by a decline in precious metal sales. The Construction Group sold its gold and silver operations in Nevada to Kinross Gold Corporation ("Kinross") and essentially liquidated its metals inventory in 1995.

  Opportunities in the construction and materials industry continued to expand along with the economy. Because of the increased opportunities, the Construction Group was able to be selective in the construction projects it pursued. Gross margins for construction increased from 8% in 1995 to 10% in 1996. This resulted from the completion of several large projects and increased efficiencies in all aspects of the construction process. Gross margins for materials declined from 13% in 1995 to 10% in 1996. The lack of higher margin precious metals sales in 1996 combined with slightly lower construction materials margins produced the reduction in operating margin.

  In 1995, the exchange of the Construction Group's gold and silver operations in Nevada for 4,000,000 shares of common stock of Kinross led to a $21 million gain for the Construction Group. The gain was the difference between the Construction Group's book value in the gold and silver operations and the market value of the Kinross shares at the time of the exchange. Other income was also primarily comprised of mining management fees from the Diversified Group, of $37 million and $30 million in 1996 and 1995, and gains on the disposition of property, plant and equipment and other assets of $17 million and $12 million in 1996 and 1995.

  The effective income tax rate for 1996 differs from the statutory rate of 35% primarily because of adjustments to prior year tax provisions and state taxes. In 1995, the rate was higher than 35% due primarily to state income taxes.

  Discontinued Operations--Energy. Income from discontinued operations declined in 1996 by 36% to $9 million. Losses attributable to the Company's interest in CE Casecnan Water and Energy ("CE Casecnan"), additional development expenses for international activities, and the costs associated with the Northern Electric transaction were partially offset by increased equity earnings from CalEnergy.

FINANCIAL CONDITION--DECEMBER 27, 1997

  The Company's working capital, excluding C-TEC and discontinued operations, increased $392 million or 106% during 1997. This was due to the $182 million of cash generated by operations, primarily coal operations, and the significant financing activities described below.

  Investing activities included $452 million used to purchase marketable securities, $42 million of investments and $26 million of capital expenditures, including $14 million for the Company's existing information services business and $6 million for a corporate jet. The $42 million of investments primarily included the Company's $22 million investment in the Pavilion Towers office complex, located in Aurora, Colorado, and $15 million of investments in developing businesses. Funding a portion of these activities was the sale of marketable securities for $167 million.

  Sources of financing include $138 million from the issuance of Class D Stock, $72 million from the exchange of Class C Stock for Class D Stock and $16 million from the financing for Pavilion Towers. Uses consist primarily of $12 million for the payment of dividends and $2 million of payments on long-term debt.

  At December 27, 1997, the Company had $140 million of long-term debt. Of this long-term debt, $114 million was long term debt of CPTC. Approximately $14 million of additional long-term debt is included in net investments in discontinued operations--construction.

LIQUIDITY AND CAPITAL RESOURCES

  Since late 1997, the Company has substantially increased the emphasis it places on and the resources devoted to its communications and information services business. The Company intends to become a facilities-based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services) of a broad range of integrated communications services. To reach this goal, the Company plans to expand substantially the business of PKSIS and to create, through a combination of construction, purchase and leasing of facilities and other assets, an international, end-to-end, facilities-based communications network. The Company is designing its network based on IP technology in order to leverage the efficiencies of this technology to provide lower cost communications services.

  The development of the Business Plan will require significant capital expenditures, a substantial portion of which will be incurred before any significant related revenues from the Business Plan are expected to be realized. These expenditures, together with the associated early operating expenses, will result in substantial negative cash flow and substantial net operating losses for the Company for the foreseeable future. The Company estimates that its capital expenditures in connection with the Business Plan will be in excess of $500 million in 1998 and will approximate $2 billion in 1999. The Company's current liquidity in addition to the net proceeds of a proposed private offering of $1.5 billion of the Company's Senior Notes Due 2008 in a transaction exempt from registration under the Securities Act of 1933, as amended, should be sufficient to fund the currently committed portions of the Business Plan. There can be no assurance that the Company will complete this private offering.

  The Company currently estimates that the implementation of the Business Plan, as currently contemplated, will require between $8 and $10 billion over the next 10 years. The Company's ability to implement the Business Plan and meet its projected growth is dependent upon its ability to secure substantial additional financing in the future. The Company expects to meet its additional capital needs with the proceeds from sales or issuance of equity securities, credit facilities and other borrowings, or additional debt securities. In addition, the Company may sell or dispose of existing businesses or investments to fund portions of the Business Plan. The Company may, as part of its ordinary course of business, sell or lease capacity, its conduits or access to its conduits. There can be no assurance that the Company will be successful in producing sufficient cash flow, raising sufficient debt or equity capital on terms that it will consider acceptable, or selling or leasing fiber optic capacity or access to its conduits, or that proceeds of dispositions of the Company's assets will reflect the assets' intrinsic value. Further, there can be no assurance that expenses will not exceed the Company's estimates or that the financing needed will not likewise be higher than estimated. Failure to generate sufficient funds may require the Company to delay or abandon some of its future expansion or expenditures, which could have a material adverse effect on the implementation of the Business Plan. There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that, if available, such financing will be on terms acceptable to the Company. If the Company is unable to obtain additional financing when needed, it may be required to scale back significantly its Business Plan and, depending upon cash flow from its existing business, reduce the scope of its plans and operations.

  In connection with implementing the Business Plan, management will continue reviewing the existing businesses of the Company to determine how those businesses will complement the Company's focus on communications and information services. If it is decided that an existing business is not compatible with the communications and information services business and if a suitable buyer can be found, the Company may dispose of that business.

  In February 1998, the Company announced that it was moving its corporate headquarters to Broomfield, Colorado, a northwest suburb of Denver. The campus facility is expected to encompass over 500,000 square feet of office space at a construction cost of over $70 million. The Company is leasing space in the Denver area while the campus is under construction. The first phase of the complex is scheduled for completion in the summer of 1999.

2. FORWARD LOOKING STATEMENTS--RISK FACTORS

  When used in reports filed with the Securities and Exchange Commission and in other communications by the Company, the words "believes," "anticipates," "expects," "may," "will," "estimates" or "continue" or the negative thereof or variations thereon or comparable terminology, are expressions intended to identify in certain circumstances forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected, including the risks discussed in the "Risk Factors" set forth below. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward looking statements. The Company also undertakes no obligation to update any forward looking statement.

DEPENDENCE ON NEW BUSINESS PLAN

  The Company's new Business Plan provides for the creation of the Level 3 Network, which will generate substantial operating losses and require significant amounts of capital. See "--Substantial Operating Losses Expected" and "--Substantial Capital Requirements." The Business Plan is in an early stage of implementation, thus making an evaluation of its risks and rewards extremely difficult and speculative. The Business Plan will depend upon a shift in providing communications services, including traditional voice, fax transmission and other services, over IP-based networks instead of the PSTN. There can be no assurance that the Level 3 Network will be able to compete successfully with the PSTN or other networks as a provider of these services. The Business Plan also will depend on, among other things, the Company's ability to assess markets, raise substantial capital, design fiber optic network backbone routes, install fiber optic cable and facilities (including switches/routers), obtain rights-of-way, building access rights and any required government authorizations, franchises and permits, attract customers and identify, finance and complete suitable acquisitions and, potentially, joint ventures, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. In order to manage its growth, the Company will be required to create complex operating and administrative systems, including effective systems relating to ordering, provisioning and billing for communications and information services, and continually improve and upgrade such systems. The Company must also continue to attract and retain substantial numbers of qualified managerial, professional and technical personnel. As a result, there can be no assurance that the Company will be able to implement and manage successfully its new Business Plan. Since the Business Plan represents a significant expansion of the Company's communications and information services business, the Company does not believe that its historical financial results will serve as a meaningful indicator of the Company's future financial condition or results of operations.

SUBSTANTIAL OPERATING LOSSES EXPECTED

  The development of the Business Plan will require significant capital expenditures, a substantial portion of which will be incurred before any significant related revenues from the Business Plan are expected to be realized. These expenditures, together with the associated early operating expenses, will result in substantial negative operating cash flow and substantial net losses for the Company for the foreseeable future. The Company may never establish a significant customer base for its communications and information services business, and even if it does establish such a customer base, there can be no assurance that the Company will not continue to sustain substantial negative operating cash flow and substantial net losses. There can be no assurance that the Company will be able to achieve or sustain profitability in the future.

SUBSTANTIAL CAPITAL REQUIREMENTS

  The Company's ability to implement the Business Plan and meet its projected growth is dependent upon its ability to secure substantial additional financing in the future. The Company expects to meet its additional capital needs with the proceeds from sales or issuance of equity securities, credit facilities and other borrowings, or additional debt securities. In addition, the Company may sell or dispose of existing businesses or investments or sell or lease fiber optic capacity or access to its conduits to fund portions of the Business Plan. The Company currently estimates that the implementation of the Business Plan, as currently contemplated, will require between

$8 and $10 billion over the next 10 years. There can be no assurance that the Company will be successful in producing sufficient cash flow, raising sufficient debt or equity capital on terms that it will consider acceptable or selling or leasing fiber optic capacity or access to its conduits, or that proceeds of dispositions of the Company's assets will reflect the assets' intrinsic value. Further, there can be no assurance that costs and expenses will not exceed the Company's estimates or that the financing needed will not likewise be higher than estimated. Failure to generate sufficient funds may require the Company to delay or abandon some of its future expansion or expenditures, which could have a material adverse effect on the implementation of the Business Plan. There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that, if available, such financing will be on terms acceptable to the Company. If the Company is unable to obtain additional financing when needed, it may be required to scale back significantly its Business Plan and, depending upon cash flow from its existing business, reduce the scope of its plans and operations.

  Any additional debt financing, if available, may involve restrictive covenants that adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of the Company. The Company's financing needs may vary significantly from its current expectations if it is unable to generate anticipated cash flows or if the Company requires more funds for capital expenditures than it currently anticipates, particularly as a result of future network infrastructure installation requirements. No assurance can be given that the Company's current expectations regarding its cash needs will prove accurate, and there can be no assurance that the Company's operations will produce positive cash flow.

DIFFICULTIES IN CONSTRUCTING, OPERATING AND UPGRADING THE LEVEL 3 NETWORK

  The Company's ability to generate positive cash flows from operations will depend in large part upon the successful, timely and cost-effective construction of the Level 3 Network, as well as on attracting customers and achieving substantial traffic volumes on the Level 3 Network. The construction of the Level 3 Network will be affected by a variety of uncertainties and contingencies, including whether the installation of the required fiber optic cable and associated electronics which make up the Level 3 Network will be completed in a timely manner. The construction, operation and any upgrading of the Level 3 Network is a significant undertaking, requiring the deployment of substantial capital resources. Administrative, technical, operational and other problems that could arise may be more difficult to address and solve due to the significant size and complexity of the planned Level 3 Network. Furthermore, certain technology the Company is developing is largely unproven and may not be compatible with existing technology. In addition, technical problems may arise with the Level 3 Network once it is built, including as a result of increasing traffic volume. Many of these factors and problems are beyond the Company's control. There can be no assurance that the entire Level 3 Network will be completed as planned for the costs and in the time frame currently estimated. Although the Company believes that its cost estimates and the build-out schedule are reasonable, there can be no assurance that the actual construction costs or time required to complete the Level 3 Network will not substantially exceed current estimates. In addition, the Company must generate substantial traffic volume on the Level 3 Network in order to realize the anticipated cash flow, operating efficiencies and cost benefits of the Level 3 Network. There can be no assurance that the Company will be able to achieve such increased traffic volume. See "--Products and Services," "-- Competition; Rapid Technological Changes" and "--Pricing Pressures and Industry Capacity."

  The successful and timely completion of the Level 3 Network will depend, among other things, upon the Company's ability to manage effectively and cost efficiently the construction of route segments, obtain additional rights-of-way, install network connections, interconnections and buildouts and attract qualified technicians capable of dealing with the Level 3 Network's expected technologies. Successful construction of the Level 3 Network also will depend upon the timely performance by suppliers and third-party contractors of their obligations. There can be no assurance that the Company will successfully manage construction or acquire the remaining necessary rights-of-way or that third-party contractors will timely perform their obligations. See "--Need to Obtain and Maintain Permits and Rights-of-Way" and "--Dependence on Suppliers."

  Any of the foregoing may significantly delay or prevent completion of the Level 3 Network, which would have a material adverse effect on the Company's financial condition and results of operations.

  The Company anticipates that even after the completion of the initial stages of the Level 3 Network, future expansions and adaptations of the network's infrastructure, including the electronic and software components used therein, may be necessary in order to respond to growth in the number of customers served, increased demands to transmit larger amounts of data, changes in its customers' service requirements and technological advances by competitors. The expansion and adaptation of the Level 3 Network will require substantial financial, operational and managerial resources. There can be no assurance that the Company will be able to expand or adapt the Level 3 Network to meet the evolving standards, demands and requirements of its customers or advances of its competitors on a timely basis, at a commercially reasonable cost, if at all, or that the Company will be able to deploy successfully any expanded and adapted network infrastructure. Any failure by the Company to expand or adapt the Level 3 Network to the needs of its customers could have a material adverse effect on the Company's financial condition and results of operations.

NEED TO DEVELOP VOICE TECHNOLOGY FOR IP NETWORKS

  The Company is designing the Level 3 Network to be optimized for IP-based communications, rather than circuit-switched based communications. While generally adequate for data transmission needs, existing IP networks usually are not configured to provide the voice quality, real-time communications requirements of a traditional telephone call or facsimile. With current technology, this quality can only be achieved by providing a substantial cushion of communications capacity. There are also concerns about the reliability and security of IP-voice networks. Existing voice-over IP services generally require a combination of substantial capacity and either customized end-user equipment or the dialing of "access codes" or other special procedures to initiate a call. Level 3 is in the process of developing technology to enable it to transmit traffic seamlessly over its own router-based IP network and the circuit-based PSTN. The Company does not believe that such technology is currently commercially available. There can be no assurance that the Company's efforts to develop or acquire (including through licenses) such technology will be successful, or that if it can develop or acquire such technology, the Company will be able to do so in a timely manner and at an acceptable cost. In any event, developing or acquiring such technology may require significant resources and management attention. Failure by the Company to develop or acquire such technology in a timely and cost efficient manner could have a material adverse effect on the Company's business, financial condition and results of operations, including its ability to pay the interest on and principal of the Notes. Level 3 believes that the design of its network should address the other significant issues associated with IP-voice transmission (latency, reliability and security). If the Company's assessment of the adequacy of the solutions for these other issues is incorrect, the Company's ability to offer IP-voice services will be impaired.

  The Company recently announced the acquisition of XCOM. XCOM has developed certain technology which may help the Company develop the technology for an interface between its IP-based network and the PSTN. There can be no assurance that this acquisition will serve the purposes contemplated by the Company.

DEVELOPMENT OF EFFECTIVE PROCESSES AND SYSTEMS

  The Company and its external vendors are developing processes and systems for the implementation of customer orders for services, the provisioning, installation and delivery of such services, monthly billing for those services and automated internal systems for processing customer orders and provisioning. As the Business Plan provides for rapid growth in the number and volume of products and services offered by the Company, such processes and systems, including the business support system, will need to be developed on a schedule necessary to support the Company's proposed service offering rollout dates and will be required to expand with and adapt to the Company's rapid growth. The development of these processes and systems is a complicated undertaking requiring significant resources and expertise. The failure to develop effective internal processes and systems for these service elements could have a material adverse effect upon the Company's ability to implement the Business Plan.

DEPENDENCE ON HIRING AND RETAINING QUALIFIED PERSONNEL; KEY PERSONNEL

  The Company believes that its future success will depend in large part on its ability to attract and retain highly skilled, knowledgeable, sophisticated and qualified managerial, professional and technical personnel. The Company's businesses will be managed by a small number of key executive officers, particularly James Q. Crowe, Chief Executive Officer, R. Douglas Bradbury, Chief Financial Officer, and Kevin J. O'Hara, Chief Operating Officer, the loss of any of whom could have a material adverse effect on the Company. The Company has experienced significant competition in the attraction and retention of personnel that possess the skill sets that the Company is seeking. There can be no assurance that the Company will not experience a shortage of qualified personnel in the future, especially given the Company's substantial hiring needs.

PRODUCTS AND SERVICES

  The Company's ability to offer, market and sell products and services is important to the Company's long-term strategic growth objectives, and is dependent on the Company's ability to obtain the needed capital, additional favorable regulatory developments, the Company's ability to recruit and retain an effective sales force, the Company's ability to differentiate its products and services from existing and future competitors, the Company's ability to assess and access markets and the acceptance of its products and services by the Company's customers. No assurance can be given that the Company will be able to obtain such capital, retain such personnel, differentiate its products and services or assess and access markets or that such developments or acceptance will occur.

RAPID EXPANSION PLANS; MANAGEMENT OF GROWTH; STRATEGIC TRANSACTIONS

  Part of the Business Plan is to achieve rapid growth by building the Level 3 Network and using the Level 3 Network to exploit opportunities expected to arise from marketplace, regulatory and technological changes and other industry developments. The Business Plan also contemplates exploring opportunities for strategic acquisitions and joint ventures, which could be material. As a result of its strategy, management expects the Company to experience rapid expansion for the foreseeable future. This growth will increase the operating complexity of the Company. The Company's ability to manage its expansion effectively will depend on, among other things: (i) the expansion, training and management of its employee base, including attracting and retaining highly skilled personnel (see "--Dependence on Hiring and Retaining Qualified Personnel; Key Personnel"); (ii) the development, introduction and marketing of new products and services; (iii) the successful integration of acquired operations and joint ventures; (iv) the development of financial and management controls; and (v) the control of the Company's expenses related to the Business Plan. Failure of the Company to satisfy any of these requirements, or otherwise manage its growth effectively, could have a material adverse effect on the Company's business, financial condition and results of operations.

  To manage growth effectively, the Company must develop its sales force, external installation and repair capability, customer service teams and information systems, and must develop relationships with third-party vendors. The Company's hiring needs are substantial. The construction, operation and any upgrading of the Level 3 Network is a significant undertaking. See "-- Difficulties in Constructing, Operating and Upgrading the Level 3 Network." Managing the Company's growth will also be complicated by the significant size and complexity of the planned Level 3 Network, which may place heavy demands upon the Company's direct sales force, installation and repair capabilities, customer care organization, business support systems, third party vendors and management. If the Company is unable to manage its growth effectively, the Company's business and results of operations could be materially adversely affected.

  In addition, there can be no assurance that the Company will be able to identify suitable candidates on acceptable terms (especially given the intense competition in the telecommunications industry) for strategic investments, acquisitions or joint ventures or that the Company will be able to obtain the requisite financing for any such transactions. These investments, acquisitions and joint ventures, if made, will divert the resources and management time of the Company and require successful integration with the Company's existing networks and services.

LACK OF INTERCONNECTION AND PEERING ARRANGEMENTS

  The Company's success will depend upon its ability to develop and expand its network infrastructure and support services in order to have sufficient geographic reach, capacity, reliability and security at an acceptable cost. The development and expansion of the Level 3 Network will require that the Company enter into agreements, on acceptable terms and conditions, with various providers of infrastructure capacity, in particular interconnection agreements with ILECs and peering agreements with ISPs. No assurance can be given that any or all of the requisite agreements can be obtained on satisfactory terms and conditions.

  The Company is currently negotiating agreements for the interconnection of the Level 3 Network with the networks of the ILECs covering each market in which the Company is constructing its network. In the future, the Company may be required to negotiate new interconnection agreements, or renegotiate existing interconnection agreements, as Level 3 enters new markets. There can be no assurance that the Company will successfully negotiate such agreements for interconnection with ILECs or renewals of existing interconnection agreements. The failure to negotiate required interconnection agreements could have a material adverse effect on the Company's ability to become a single source provider of communications and information services.

  Peering agreements between the Company and ISPs will be necessary in order for the Company to exchange traffic with those ISPs without having to pay transit costs. The basis on which the large national ISPs make peering available or impose settlement charges is evolving as the provision of Internet access and related services has expanded. MCI and WorldCom recently announced a merger of the two entities, which is subject to certain regulatory and other approvals. If this merger is consummated, the resulting entity would control a substantial percentage of the U.S. Internet backbone. Recently, companies that have previously offered peering have cut back or eliminated peering relationships and are establishing new, more restrictive criteria for peering. Furthermore, if increasing costs and other requirements associated with maintaining peering with the major national ISPs develop, the Company may have to comply with those additional requirements in order to continue to maintain any peering relationships it negotiates. Failure to establish peering relationships would cause the Company to incur additional operating expenditures which would have a material adverse effect on the Company's business, financial condition and results of operations.

NEED TO OBTAIN AND MAINTAIN PERMITS AND RIGHTS-OF-WAY

  In order to acquire and develop the Level 3 Network, the Company must obtain local franchises and other permits, as well as rights to utilize underground conduit and aerial pole space and other rights-of-way and fiber capacity from entities such as ILECs and other utilities, railroads, long distance companies, state highway authorities, local governments and transit authorities. On April 2, 1998 the Company entered into an agreement with Union Pacific granting the Company an easement for the laying of conduit along certain of Union Pacific's rights-of-way in the western United States. There can be no assurance that the Company will be able, on acceptable terms, to maintain its existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement the Business Plan. The cancellation or non-renewal of such arrangements could materially adversely affect the Company's business in the affected metropolitan area. In addition, the failure to enter into and maintain any such required arrangements for any portion of the Level 3 Network may affect the Company's ability to develop the Level 3 Network.

DEPENDENCE ON SUPPLIERS

  Lease of Communications Capacity. Until the completion of the Company-owned portion of the Level 3 Network, the Company will lease substantially all of its intercity communications capacity in North America. On March 23, 1998, the Company entered into an agreement with Frontier whereby the Company leased approximately 8,300 miles of OC-12 network capacity currently under construction connecting 15 U.S. cities. In addition, the Company intends to lease a significant amount of capacity from ILECs and CLECs to connect the

Company's customers with the Company's gateway sites, even after the completion of the Company-owned portion of the Level 3 Network. Accordingly, the Company will be dependent upon the services of these lessors. The Company may experience delays and additional costs if any of these relationships with lessors is terminated or if any one or all of these facilities experiences a technical or other similar failure, and the Company is unable to reach suitable agreements with alternate carriers in a timely manner. These events could have a material adverse effect on the Company's business, financial condition, competitive position and results of operations.

  In Europe, the Company will initially lease substantially all of its intercity communications capacity. The supply of such capacity for lease is significantly more limited than in the United States. While the Company believes that it will be able to lease the necessary capacity in Europe, there can be no assurance that it will be able to do so, and that if the Company can lease such capacity, it will be at a price that will not have a material adverse effect on the Company's business, financial condition, competitive position and results of operations.

  Equipment and Materials. The Company will be dependent on third-party suppliers of the fiber, conduit, computers, software, switches/routers and related components that the Company will assemble and integrate into the Level 3 Network. Due to the large-scale nature of the Level 3 Network, the Company will be making large purchases of fiber and conduit, which will represent a significant portion of the current production of these suppliers. The Company will also depend on the services of third parties with whom it may contract in the future for customer site installations, routine maintenance, on-call repair and certain other services. The Company may experience delays and additional costs if any of these relationships is terminated and the Company is unable to reach suitable agreements with alternate vendors or suppliers in a timely manner. Any such occurrence could have a material adverse effect on the Company's business, financial condition, competitive position and results of operations and its ability to pay the interest on and the principal of the Notes.

  The development and expansion of the Level 3 Network will require that it enter into agreements, on acceptable terms and conditions, with various providers of infrastructure capacity and equipment and support services. No assurance can be given that any or all of the requisite agreements can be obtained on satisfactory terms and conditions.

COMPETITION; RAPID TECHNOLOGICAL CHANGES

  The communications and information services industry is highly competitive. Many of the Company's existing and potential competitors in the communications and information services industry have financial, personnel, marketing and other resources significantly greater than those of the Company, as well as other competitive advantages, including existing customer bases. Increased consolidation and strategic alliances in the industry resulting from the Telecom Act, the opening of the U.S. market to foreign carriers and technological advances could give rise to significant new competitors to the Company. In addition, further deregulation may give rise to unanticipated additional competitors.

  In the special access and private line services market, the Company's primary competitors will be IXCs, ILECs and CLECs. In the market for collocation services, the Company will compete with ILECs and CLECs. Most of these competitors have a significant base of customers for whom they are currently providing collocation services. Due to the high costs to a customer of changing collocation sites, the Company may have a competitive disadvantage relative to these existing competitors. The market for Web hosting services is also extremely competitive. In this market, the Company will compete with ISPs and many others, including IXCs, companies that exclusively provide Web hosting services and a number of companies in the computer industry.

  For virtual private network services and voice services, the Company will compete primarily with national and regional network providers. The ability of the Company to compete effectively in this market will depend upon its ability to maintain high quality services at prices equal to or below those charged by its competitors.

  There are currently four principal facilities-based long distance fiber optic networks (AT&T, MCI, Sprint and WorldCom, although a proposed merger between WorldCom and MCI is pending), as well as numerous ILEC and CLEC networks. The Company is aware that others, including Qwest Communications International Inc. ("Qwest"), IXC Communications, Inc. ("IXC") and The Williams Companies, Inc. ("Williams"), are building additional networks that, when constructed, could employ advanced technology similar to that of the Level 3 Network and will offer significantly more capacity than is currently available in the marketplace. The additional capacity that is expected to become available in the next several years may cause significant decreases in the prices for services.

  In the long distance market, the Company's primary competitors will include AT&T, MCI, Sprint and WorldCom, all of whom have extensive experience in the long distance market. In addition, the Telecom Act will allow RBOCs and others to enter the long distance market. In local markets the Company will compete with ILECs and CLECs, many of whom have extensive experience in the local market. While the Company believes that IP technology will prove to be a viable technology for the transmission of these voice services, such technology is not yet in place and at this time the Company would not be able to provide voice services at an acceptable level of quality using IP technology. There can be no assurance that the Company will be able to develop or acquire such technology. See "--Need to Develop Voice Technology for IP Networks." There can be no assurance that the Company will be able to compete successfully with existing competitors or new entrants in the virtual private network services and voice services market as well as the other markets it plans to serve. Failure by the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

  The communications and information services industry is subject to rapid and significant changes in technology. For instance, recent technological advances permit substantial increases in transmission capacity of both new and existing fiber, and the introduction of new products or emergence of new technologies may reduce the cost or increase the supply of certain services similar to those which the Company plans on providing. Accordingly, in the future the Company's most significant competitors may be new entrants to the communications and information services industry, which are not burdened by an installed base of outdated equipment. The effect of technological changes, and the competition that may result from such changes, on the Company's operations cannot be predicted and could have a material adverse effect on the Company's business, financial condition and results of operations.

PRICING PRESSURES AND INDUSTRY CAPACITY

  The long distance transmission industry has generally been characterized as having overcapacity and declining prices since the AT&T divestiture in 1984. Although the Company believes that increasing demand for capacity in the last several years has resulted in a shortage of network capacity and slowed the decline in prices, the Company anticipates that prices for communications and information services will continue to decline over the next several years due primarily to (i) installation by the Company and its competitors (certain of whom are expanding capacity and constructing or considering new networks) of fiber networks that provide substantially more transmission capacity than may be needed over the short or medium term, (ii) recent technological advances that permit substantial increases in the transmission capacity of both new and existing fiber, (iii) strategic alliances or similar arrangements, such as long distance capacity purchasing alliances among certain RBOCs, that increase the parties' purchasing power and (iv) increased capacity of satellite, microwave and radio facilities. These price declines may be particularly severe if recent trends causing increased demand for capacity, such as Internet usage, change. Rapid growth in the use of the Internet is a recent phenomenon, and there can be no assurance that such growth will continue at the same rate or at all. Such pricing pressure could have a material adverse effect on the business of the Company and on its financial condition and results of operations, including its ability to complete the Level 3 Network.

GOVERNMENT REGULATION

  Communications services are subject to significant regulation at the federal, state, local and international levels, affecting both the Company and its existing and potential competitors. Delays in receiving required regulatory approvals or the enactment of new and adverse regulations or regulatory requirements may have a material adverse effect upon the Company. In addition, future legislative, judicial, and regulatory agency actions could alter competitive conditions in the markets in which the Company intends to operate, in ways not necessarily to the Company's advantage.

  The Federal Communications Commission (the "FCC") exercises jurisdiction over interstate and international telecommunications services, including both long-distance services and the use of local network facilities to originate and terminate interstate or international calls ("access service"). Under current FCC regulations, the Company is not required to obtain advance authorization to offer domestic interstate long-distance and access services. It is currently required to file tariffs disclosing the rates, terms, and conditions of certain of its long distance services, and to comply with certain other FCC requirements. The Company has obtained FCC authorization to provide international long distance service, and consequently will be required to file tariffs and comply with certain reporting requirements for certain of its services. As a carrier providing FCC-regulated services, the Company will be required to pay various regulatory fees and assessments, although at this time it does not expect that such fees will have a material effect on its profitability.

  State regulatory commissions exercise jurisdiction over intrastate telecommunications services, including both local exchange and in-state long distance services. The Company will be required to obtain regulatory authorization and/or file tariffs or price lists at state agencies in most states before it begins offering services in those states. The Company will also be required to comply with state regulations governing the pricing and provision of telecommunications service, which vary considerably from state to state, and to pay various regulatory fees and taxes assessed by states on telecommunications services and providers.

  A variety of governmental authorities regulate the Company's access to public rights-of-way, including highways, streets, underground conduits, and the like. See "--Need to Obtain and Maintain Permits and Rights-of-Way." The Company's facilities will also be subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city by city and county by county basis.

  There can be no assurance that the FCC or state commissions will grant authority requested by the Company and required by it to provide services. If authority is not obtained or if the tariffs are not filed, updated, or otherwise do not fully comply with the tariff filing rules of the FCC or state regulatory agencies, third parties or regulators could challenge these actions. Such challenges could cause the Company to incur substantial legal and administrative expenses and potentially delay or prevent the provision of services.

  The Telecom Act provides for a significant deregulation of the domestic telecommunications industry, including the local exchange, long distance and cable television industries. The Telecom Act remains subject to judicial review and additional FCC rulemaking, and thus it is difficult to predict what effect the legislation will have on the Company and its future operations. There are currently many regulatory actions underway and being contemplated by federal and state authorities regarding interconnection pricing and other issues that could result in significant changes to the business conditions in the telecommunications industry. There can be no assurance that these changes will not have a material adverse effect on the Company.

  The Telecom Act subjects nondominant telecommunications carriers, such as the Company, to certain federal regulatory requirements upon their provision of local exchange service in a market. All ILECs and CLECs must interconnect with other carriers, provide nondiscriminatory access to rights-of-way, offer reciprocal compensation for termination of traffic, and provide dialing parity and telephone number portability. The Telecom Act also requires all telecommunications carriers to ensure that their services are accessible to and usable by persons with disabilities.

  The FCC has to date treated ISPs as "enhanced service providers," exempt from federal and state regulations governing common carriers, including the obligation to pay access charges and contribute to the universal service fund. The FCC is examining the status of ISPs and services provided by ISPs in several ongoing proceedings. On April 10, 1998, the FCC issued a Report to Congress on its implementation of the universal service provisions of the Telecom Act. In that Report, the FCC stated, among other things, that the provision of transmission capacity to ISPs constitutes the provision of telecommunications and is therefore subject to common carrier regulations. The FCC indicated that it would reexamine its policy of not requiring an ISP to contribute to the universal service mechanisms when the ISP provides its own transmission facilities and engages in data transport over those facilities in order to provide an information service. Any such contribution would be related to the ISP's provision of the underlying telecommunications services according to the Report, separate and apart from ISP services. In the Report, the FCC also indicated that it would examine the question of whether certain forms of "phone-to-phone IP telephony" are information services or telecommunications services. It noted that the FCC did not have an adequate record on which to make any definitive pronouncements on that issue at this time, but that the record the FCC had reviewed suggests that certain forms of phone-to-phone IP telephony appear to have the same functionality as non-IP telecommunications services and lack the characteristics that would render them information services. If the FCC were to determine that certain services are subject to FCC regulations as telecommunications services, the FCC noted it may find it reasonable that the ISPs pay access charges and make universal service contributions similar to non-IP-based telecommunications service providers. The FCC also noted that other forms of IP telephony appeared to be information services. The Company cannot predict the outcome or timing of these proceedings. If the FCC were to determine that ISPs, or services provided by ISPs, are subject to FCC regulation, including the payment of access charges and contribution to the universal service funds, it could have a material adverse effect on the Company's business, financial condition, competitive position and results of operations and the Company's ability to pay the interest on and principal of the Notes.

  Pursuant to the Telecom Act, the FCC has recently adopted significant changes in its universal service subsidy program. Providers of interstate telecommunications service, as well as certain other entities, must pay for these programs. The Company's contribution to the universal service fund will be based on its telecommunications service end-user revenues. The extent to which the Company's services are viewed as telecommunications services or as information services will affect the amount of the Company's contribution, if any. As indicated in the preceding paragraph, the issue of how the Company's services will be classified has not been resolved. Currently, the FCC assesses contributions on the basis of a provider's revenue for the previous year. Since the Company had no telecommunications service revenues in 1997, it will not be liable for universal service contributions in any material amount during 1998. With respect to subsequent years, however, the Company is currently unable to quantify the amount of contributions that it will be required to make and the effect that these required payments will have on its financial condition because of uncertainties concerning the size of the universal fund and uncertainty concerning the classification of the Company's services. The FCC has also announced that it will soon revise its rules for subsidizing service provided to consumers in high cost areas, which may result in further substantial increases in the overall cost of the universal service program.

  While both local and long distance (except facilities-based international) services are now open to competition in Canada, only "Canadian carriers," which must be majority-owned and controlled by Canadians, are permitted to provide facilities-based services, and the regional telephone companies and the monopoly provider of international services still have majority control of many significant market sectors and are likely to begin or have begun facing decreased regulation as competition matures. Even when the Canadian international services market is opened to competition in October 1998, Canadian carrier foreign ownership restrictions will still be applicable to the provision of facilities-based international services. Because the Company is not eligible to be a Canadian carrier, and thus cannot control a facilities-based telecommunications service provider in Canada, it cannot under current law enter the Canadian market as a provider of facilities-based domestic services or possibly, when they are opened to competition, facilities-based international services. The Canadian Radio-Television and Telecommunications Commission ("CRTC") generally regulates the provision of telecommunications services in Canada (except, until October 25, 1998, over intra-provincial services in Saskatchewan), but many significant regulatory issues addressing important issues affecting local competition and the implementation of Canada's commitments under the Fourth Protocol to the General Agreement on Trade in Services (the "WTO Agreement") are the subject of pending regulatory proceedings and legislation as to whose outcomes there is substantial uncertainty. While there is essentially regulatory forbearance for resold services, which are open to both Canadian and non-Canadian controlled firms, resellers could be subject to additional regulation as a result of pending proceedings and expected legislation implementing Canada's

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commitments under the WTO Agreement. While resold local services are theoretically open to competition, there has been concern about the feasibility of allowing companies that are not Canadian carriers, and therefore not subject to CRTC jurisdiction, to provide resold local services, and thus about the implementation of resold local services competition. Because many critical issues remain the subject of pending proceedings and legislation whose outcome is uncertain, and because the regional telephone companies and the current monopoly international carrier (Teleglobe Canada) continue to retain substantial majorities in many service sectors and are likely to begin or have begun facing decreased regulation as competition matures, there can be no assurance that the Company will be able to implement its planned entry into the Canadian market on economically reasonable or advantageous terms. See "Business--Regulation--Canadian Regulation."

RISK OF NETWORK FAILURE; LIABILITY FOR TRANSMISSIONS

  The Company's operations will be dependent upon its ability to protect the Level 3 Network against damage from natural disasters, power loss, communications failures and similar events. Despite the proposed redundancy of the Level 3 Network, and other precautions the Company expects to take, the occurrence of a natural disaster or other unanticipated problem could cause service interruptions on the Level 3 Network. See "--Dependence on Suppliers."

  The Level 3 Network will use an assemblage of communications equipment, software, operating protocols and proprietary applications for high speed transportation of large quantities of data among multiple locations. Given the complexity of the proposed Level 3 Network, it may be possible that data will be lost or distorted. Moreover, much of the Company's customers' communications needs will be extremely time sensitive, and delays in data delivery may cause significant losses to a customer using the Company's information network. The Level 3 Network may contain undetected design faults and software "bugs" that, despite testing by the Company, may be discovered only after the Level 3 Network has been installed and is in use by customers. The failure of any equipment or facility on the Level 3 Network could result in the interruption of service to the customers serviced by such equipment or facility until necessary repairs are effected or replacement equipment is installed. Such failures, faults or errors could cause delays or require modifications that could have a material adverse effect on the Company's business, financial condition, competitive position, customer base and results of operations.

SECURITY RISKS

  The Level 3 Network will be vulnerable to unauthorized access, computer viruses and other disruptive problems which, in addition to customer interruptions, delays and cessations of service, could result in liability to the Company and a loss of existing customers or could deter potential customers from using the Level 3 Network. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to the Company's customers which could have a material adverse effect on the Company's business, financial condition, competitive position and results of operations. Moreover, the actions necessary to eliminate these problems could be prohibitively expensive.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

  The Company's success may depend, in part, on its ability to develop and maintain proprietary rights in certain technology which will underlie the Level 3 Network. See "--Need to Develop Voice Technology for IP Networks" and "--Difficulties in Constructing, Operating and Upgrading the Level 3 Network." To protect its proprietary rights in the technology which may be utilized in the Level 3 Network, the Company will rely on a combination of trade secret and copyright protection as well as patents. The Company also will rely on trademark protection concerning various names, marks, logos and other devices which serve to identify the Company as the source for and originator of the Company's services.

  While the Company does not know of any technologies which are patented by others that it believes are necessary for the Company to provide voice-over IP services, there can be no assurance that such a necessary technology will not be patented by other parties now or in the future. If such a technology were held under patent by another person, the Company would have to negotiate a license for the use of such technology. There can be no assurance that the Company could negotiate such a license, or that such a license would be at a price that was acceptable to the Company. The existence of such a patent, or the inability of the Company to negotiate a license for any such technology on terms beneficial to the Company, could have a material adverse effect on the Company's business, financial condition, competitive position and results of operations.

  Intellectual property litigation is complex and there can be no assurance of the outcome of any such litigation. Any future intellectual property litigation, regardless of outcome, could result in substantial expense to the Company and significant diversion of the efforts of the Company's technical and management personnel. An adverse determination in any such proceeding could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from such parties, if licenses to such rights could be obtained, and/or require the Company to cease using such technology. There can be no assurance that any such license would or could be obtained at costs reasonable to the Company. If forced to cease using such technology, there can be no assurance that the Company would be able to develop or obtain alternate technology. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing, using or selling certain of its products, which could have a material adverse effect on the Company's business, financial condition, competitive position and results of operations.

YEAR 2000 ISSUES

  The Company is conducting a review of its computer systems, including the computer systems used in the Company's computer outsourcing business, to identify systems that could be affected by the "Year 2000" computer issue, and is developing and implementing a plan to resolve the issue. The Year 2000 issue results from computer programs written with date fields of two digits, rather than four digits, thus resulting in the inability of computer programs to distinguish between the year 1900 and 2000. The Company expects that its Year 2000 compliance project will be completed before the Year 2000 date change. During the execution of this project, the Company has and will continue to incur internal staff costs as well as consulting and other expenses. These costs will be expensed, as incurred, in compliance with GAAP. The expenses associated with this project, as well as the related potential effect on the Company's earnings, are not expected to have a material effect on its future operating results or financial condition. There can be no assurance, however, that the Year 2000 problem will not have a material adverse effect on the Company's business, financial condition, competitive position and results of operations.

  The Company has initiated communications with its significant suppliers and customers, including those of the Company's computer outsourcing business and, in particular, vendors of the Company's computer outsourcing operating environments, to determine the extent to which the Company is vulnerable to the failure by such parties to remediate Year 2000 compliance issues. No assurance can be given, however, that the systems will be made Year 2000 compliant in a timely manner or that the noncompliance of the systems of any of these parties would not have a material adverse effect on the Company's business, financial condition, competitive position and results of operations.

  PKS Systems Integration LLC ("PKS Systems"), a subsidiary of PKSIS, provides a wide variety of information technology services to its customers. In fiscal year 1997, approximately 80% of the revenue generated by PKS Systems related to projects involving Year 2000 assessment and renovation services performed by PKS Systems for its customers. These contracts generally require PKS Systems to identify date affected fields in certain application software of its customers and, in many cases, PKS Systems undertakes efforts to remediate those date-affected fields so that Year 2000 data may be processed. Thus, Year 2000 issues affect many of the services PKS Systems provides to its customers. This exposes PKS Systems to potential risks that may include problems with services provided by PKS Systems to its customers and the potential for claims arising under PKS Systems' customer contracts. PKS Systems attempts to contractually limit its exposure to liability for Year 2000 compliance issues. However, there can be no assurance as to the effectiveness of such contractual limitations.

  The expenses associated with this project by PKSIS, as well as the related potential effect on PKSIS's earnings, are not expected to have a material effect on its future operating results or financial condition. There

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

can be no assurance, however, that the Year 2000 problem, and any loss incurred by any customers of PKSIS as a result of the Year 2000 problem will not have a material adverse effect on the Company's financial condition and results of operations.

RISKS OF FOREIGN INVESTMENT

  The Company expects to expand its operations into international markets in Canada, Western Europe and Asia. Risks inherent in foreign operations include loss of revenue, property and equipment from expropriation, nationalization and confiscatory taxation. The Company will also be exposed to the risk of changes to laws and policies that govern foreign investment in countries where it expects to operate as well as, to a lesser extent, changes in United States laws and regulations relating to investing in or trading with countries in which the Company may have investments.

  Certain of the countries in which the Company expects to operate may be subject to a substantially greater degree of social, political and economic instability than is the case in other countries. Such instability may result from, among other things, the following: (i) authoritarian governments or military involvement in political and economic decision making, and changes in government through coups or other extra-constitutional means; (ii) social unrest associated with demands for improved economic, social and political conditions; (iii) internal insurgencies and terrorist activities; and (iv) hostile relations with neighboring countries. Risks associated with social, political and economic instability in a particular country could have a material adverse effect on the results of operations and financial condition of the Company and could result in the loss of the Company's assets in such country.

FOREIGN CURRENCY EXCHANGE RATES; REPATRIATION

  As the Company expands its operations into countries outside of the United States, its results of operations and the value of its assets will be affected by the currency exchange rates between the U.S. dollar and the functional currencies of countries in which it has operations and assets. In some of these countries, prices of the Company's products and services will be denominated in the local functional currency or in a currency other than the U.S. dollar. As a result, the Company may experience economic losses solely as a result of foreign currency exchange rate fluctuations, which include foreign currency devaluations against the dollar. The Company may in the future acquire interests in companies that operate in countries where the removal or conversion of currency is restricted. There can be no assurance that countries that do not have such restrictions at the time the Company establishes operations in those countries will not subsequently impose them, especially in situations where there is a deterioration in a country's balance of payments or where the local currency is being heavily converted into other currencies.

ENVIRONMENTAL RISKS

  The Company's operations and properties are subject to a wide variety of laws and regulations relating to protection of the environment, natural resources, and human health and safety, including laws and regulations concerning the use and management of hazardous and non-hazardous substances and wastes. Although the Company has made and will continue to make significant expenditures relating to its environmental compliance obligations, there can be no assurance that the Company will at all times be in compliance with all such requirements.

  In connection with certain historical operations, the Company is a party to, or otherwise involved in, legal proceedings under state and federal law involving investigation and remediation activities at approximately 110 contaminated properties. The Company could be held liable, jointly and severally, and without regard to fault, for such investigation and remediation. Based on presently available information regarding the nature and volume of its wastes allegedly disposed or released at these properties, the number of other financially viable, potentially responsible parties, and the total estimated clean-up costs, the Company does not believe that the costs associated with these properties will be material, either individually or in the aggregate.


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  The discovery of additional environmental liabilities related to the
Company's historical operations or changes in existing environmental requirements could have a material adverse effect on the Company's business, results of operations, or financial condition.

RISKS RELATED TO THE COMPANY'S COAL OPERATIONS

  In 1997, $222 million of the Company's $332 million in net revenues were attributable to its coal mining operations. The level of cash flows generated in recent periods by the coal operations will not continue after the year 2000 because the delivery requirements under the Company's current long-term contracts decline significantly after that date. Moreover, in the absence of those contracts, the Company's coal mining operations would not be able to operate profitably by selling its production on the spot markets for coal. A substantial majority of the Company's coal mining revenues are concentrated under contracts with three customers.

  The Company's coal operations are subject to extensive laws and regulations that impose stringent operational, maintenance, financial assurance, environmental compliance, reclamation, restoration and closure requirements, including requirements governing air and water emissions, waste disposal, worker health and safety, benefits for current and retired coal miners, and other general permitting and licensing requirements. The Company may not at all times be in compliance with all such requirements. Liabilities or claims associated with such noncompliance could require the Company to incur material costs or suspend production. Mine reclamation costs that exceed the Company's reserves for such matters also could require the Company to incur material costs.

3. ISSUANCE OF PRESS RELEASE

  On April 7, 1998, Level 3 issued a press release relating to the proposed offering of its Senior Notes Due 2008 in a transaction that is exempt from registration under the Securities Act of 1933 (the "Securities Act"). As required by Rule 135(c) under the Securities Act, this press release is filed as Exhibit 99.1 to this Current Report and incorporated herein by reference as if set forth in full.

  On April 28, 1998, Level 3 issued a press release relating to the consummation of the offering of $2.0 billion aggregate principal amount of its 9 1/8% Senior Notes Due 2008 in a transaction that is exempt from registration under the Securities Act. As required by Rule 135(c) under the Securities Act, this press release is filed as Exhibit 99.2 to this Current Report and incorporated herein by reference as if set forth in full.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

  (a) Financial Statements of business acquired

      None.

  (b) Pro forma financial information

      None.

  (c) Exhibits

      99.1 Press Release, dated April 7, 1998 related to the proposed offering of Senior Notes Due 2008.

      99.2 Press Release, dated April 28, 1998 related to the consummation of the offering of 9 1/8% Senior Notes Due 2008.

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                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          /s/ Neil J. Eckstein
                                     -----------------------------
                                          Vice President

April 30, 1998

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